PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-141830

8,300,000 Shares of Common Stock
Conmed Healthcare Management, Inc.

This prospectus relates to the public offering of up to 8,300,000 shares of our common stock, par value $0.0001 per share, for sale by certain of our stockholders identified in this prospectus for their own accounts. Such stockholders are referred to throughout this prospectus as “selling stockholders” or individually as a “selling stockholder.” These shares include up to: (i) an aggregate of 6,000,000 shares of common stock; and (ii) an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants. We will pay the expenses of registering these shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CMHM.OB”. On January 6, 2009 the closing sales price for the common stock on the OTCBB was $2.25 per share.

The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Any such proceeds will be used for working capital and general corporate purposes. One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Available Information”.

Our principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076. Our telephone number is (410) 567-5520.

An investment in our common stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 7 before you decide to purchase any shares of our common stock.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 7, 2009

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	5
RISK FACTORS	7
CAPITALIZATION	15
OUR BUSINESS	15
USE OF PROCEEDS	22
SELLING STOCKHOLDERS	23
PLAN OF DISTRIBUTION	31
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
DESCRIPTION OF SECURITIES	37
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	39
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	51
EXECUTIVE COMPENSATION	53
LEGAL MATTERS	56
EXPERTS	56
RECENT DEVELOPMENTS	56
AVAILABLE INFORMATION	56

Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms the “Company”, “we”, “us”, and “our” refer and relate to Conmed Healthcare Management, Inc., sometimes in conjunction with Conmed, Inc. The term “Conmed, Inc.” refers and relates to our wholly owned subsidiary, Conmed, Inc., a Maryland corporation. The term “Pace” refers and relates to our predecessor-in-interest, Pace Health Management Systems, Inc., an Iowa corporation. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect to the 1- for-20 reverse split of our common stock effected on March 14, 2006.

The Company

The Company provides healthcare services to county detention centers across the United States. As a result of the Supreme Court decision in 1976, all individuals held against their will are required to be provided with community standard healthcare. Under this requirement, all counties are required to provide healthcare services for their inmates. The Company specializes in providing such services.

Corporate History

Prior to January 26, 2007, the Company, formerly known as Pace traded under the symbol "PCES", was classified as a public shell, had no ongoing operations, minimal operating expenses and no employees.

On January 26, 2007, the Company acquired Conmed, Inc., a provider of correctional healthcare services (the "Acquisition"). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including mental health, pharmacy and out-of-facility healthcare expenses. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland.

As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of the Company and the business of Conmed, Inc. is now our primary business. On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc. As of September 30, 2008, we were in contract with, and currently providing medical services in thirty-two counties in six states including: Arizona, Kansas, Maryland, Oregon, Virginia and Washington.

On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc.

Corporate Information

Our principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076. Our telephone number at such address is (410) 567-5520.

The Offering

Outstanding Common Stock	12,457,539

Common Stock Offered	Up to an aggregate of 6,000,000 shares of currently outstanding common stock and an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants.

Proceeds
We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.

OTCBB Symbol	CMHM.OB

Note on Forward-Looking Statements

The statements set forth under the captions “Prospectus Summary” and elsewhere in this prospectus, including under “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operations,” and those incorporated by reference herein which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies for the future of both the Company and Conmed, Inc. Such statements may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "plan," "potential" or "project" or the negative of these words or other variations on these words or comparable terminology. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

It is possible that the assumptions made by us for purposes of such forward-looking statements may not be valid and that the results may not materialize. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	Our agreements with clients generally may be terminated by the clients for any reason and on short notice;

•
Our revenue expectations may not be achieved due to cancelled contracts or failure to obtain new business, the demand for our services may decrease and the pricing of our services may become less favorable;

•	Our ability to maintain existing contracts and acquire additional contracts may be limited if we are unable to obtain required bonds in certain counties for which we provide our services;

•	Slowdown of overall economic conditions;

•	A reduction in government tax receipts, which may result in lower demand for our services;

•	A county government may file for bankruptcy or not be able to collect adequate receipts in order to pay its financial obligations;

•	We may not be able to grow our market share or increase revenue;

•	We may not be able to expand our services offerings and current lines of business such as the repricing of healthcare claims for county detention center inmates;

•	Costs for healthcare may exceed the budgeted amounts, causing operational losses;

•	Loss of key personnel could adversely impact the business;

•	Our inability to recruit physicians and nurses at competitive rates could adversely impact the business;

•	We could suffer an adverse impact if our employees or contractors became unionized; and

•	We could experience certain catastrophic events and/or incur significant litigation.

We caution you not to place undue reliance on these forward-looking statements. Such forward-looking statements relate only to events as of the date on which the statements are made. Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in future public statements and press releases.

RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to buy or exercise our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

OUR ABILITY TO CONTINUE OR EXPAND OUR BUSINESS AND SECURE NEW CONTRACTS TO PROVIDE HEALTHCARE AND MEDICAL SERVICES TO CORRECTIONAL AND DETENTION FACILITIES DEPENDS ON MANY FACTORS OUTSIDE OUR CONTROL. Our growth is generally dependent upon our ability to obtain new contracts to provide healthcare and medical services to inmates in county correctional and detention facilities. This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. The demand for our services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the decriminalization of certain activities currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them, and thus, reduce the number of inmates receiving medical services. Legislation has been proposed in numerous jurisdictions that could lower minimum sentences for some non-violent crimes and make more inmates eligible for early release based on good behavior. Also, sentencing alternatives under consideration could put some offenders on probation with electronic monitoring who would otherwise be incarcerated. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

WE PROVIDE CONTRACTED BUSINESS SERVICES. IN ANY CONTRACT BUSINESS, IT IS POSSIBLE A CONTRACT WILL BE TERMINATED, DEFAULTED UPON OR NOT RENEWED. Our top seven medical service contracts with county detention centers generated approximately sixty-one percent (61%) of our total revenues for the nine months ended September 30, 2008. These same clients generated approximately fifty percent (50%) of our gross profit. If a contracted detention facility, particularly one of our primary detention facilities, terminates its contract, which generally may be effective upon ninety (90) day written notice, our business and financial performance may be seriously harmed.

MOST OF OUR CONTRACTS ARE FOR SHORT-TERMS, AND THE RENEWAL OR EXTENSION OPTIONS MAY NOT BE EXERCISED BY THE GOVERNMENTAL AGENCY. Our detention center medical services contracts are typically short-term, ranging from one to three years, with renewal or extension options in favor of the contracting governmental agency. Including extension options, we have several medical service contracts subject to renewal in the next twelve months, which accounted for approximately eleven percent (11%) of revenue and nineteen (19%) of the gross profit, respectively, for the nine months ended September 30, 2008. We cannot assure you that these or any other contracts will be renewed or that extension options will be exercised. Additionally, the contracting governmental agency typically may terminate a facility contract without cause by giving us adequate written notice. We customarily incur significant development and start-up costs in establishing our services within the new facilities, and the termination or non-renewal of a contract would require an immediate write-off of any unamortized costs associated with the contract, including unamortized costs for service contracts acquired and goodwill, and could have a material adverse effect upon our financial condition, results of operations and liquidity.

OUR CONTRACTS ARE SUBJECT TO GOVERNMENTAL FUNDING. Our detention center medical services contracts are subject to either annual or bi-annual governmental appropriations. Failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the fee payable to us. In addition, even if funds are appropriated, delays in payments may occur which could have a material adverse effect on our financial condition, results of operations and liquidity.

OUR INABILITY TO OBTAIN REQUIRED PERFORMANCE AND/OR PAYMENT BONDS MAY LIMIT OUR ABILITY TO MAINTAIN EXISTING CONTRACTS AND ACQUIRE ADDITIONAL CONTRACTS. In order to expand our business and obtain new facilities' contracts, as well as maintain certain existing contracts, we will need to obtain bonds in certain counties for which we provide our services. In order to obtain such bonds, or renew existing bonds, we are required to fulfill certain financial requirements and standards. To the extent we are unable to fulfill the necessary financial requirements and standards, we may not be able to acquire new facilities' contracts and could lose our existing contracts, all of which could negatively impact our business operations and financial condition.

WE ARE UNCERTAIN AS TO OCCUPANCY LEVELS AT CERTAIN FACILITIES WE SERVICE. A small portion of our revenues are generated under detention center medical services contracts that specify an offset for populations under a specified number. Under such a per diem rate structure, a decrease in occupancy levels could cause a decrease in the facilities' needs for medical services, and therefore, could cause a decrease in revenue and profitability, and may have some adverse effect on our overall financial condition, results of operations and liquidity.

DISTURBANCES AT FACILITIES WE SERVICE WOULD IMPACT US NEGATIVELY. An escape, riot, epidemic, catastrophic or other disturbance that seriously impacts the health of a large number of inmates at one of our facilities could have a material adverse effect on our financial condition, results of operations and liquidity. As a result of a disturbance, inmates may suffer multiple injuries for which the cost of care may have a temporary, but significant effect on profitability. Approximately 81% of our healthcare services' revenues for the nine months ended September 30, 2008 are operated under caps which provide limits on the cost of exposure; however, multiple events with significant costs may exceed budget targets.

The remaining 19% of our correctional healthcare services' revenues from continuing operations contain no limits on our exposure for treatment costs related to catastrophic illnesses or injuries to inmates. Although we attempt to compensate for the increased financial risk when pricing contracts that do not contain catastrophic limits for facilities that have not had any catastrophic illnesses or injuries to inmates that exceeded its insurance coverage in the past, we cannot assure you that we will not experience a catastrophic illness or injury of a patient that exceeds its coverage in the future. The occurrence of severe individual cases outside of those catastrophic limits could render contracts unprofitable and could have a material adverse effect on our financial condition and results of operations.

WE MAY EXPERIENCE MALPRACTICE LITIGATION AND OTHER LIABILITY SUITS. Our medical services to correctional and detention facilities exposes us to potential third-party claims or litigation by inmates or other persons for adverse outcomes (medical malpractice), as well as suits related to infringement of their 8th and 14th amendment rights (deliberate indifference and civil rights). It is likely that as we grow, we will be exposed to additional healthcare liability issues. We currently maintain medical professional liability insurance to cover potential malpractice losses, in the amounts of $1,000,000 per incident and $5,000,000 in the aggregate, as well as $1,000,000 general liability coverage. Such insurance is expensive, subject to various coverage exclusions and deductibles and may not be obtainable in the future on terms acceptable to us, or at all. A successful claim against us in excess of our insurance coverage could materially harm our business.

WE MAY INCUR SIGNIFICANT START-UP AND OPERATING COSTS ON NEW CONTRACTS BEFORE RECEIVING RELATED REVENUES, WHICH MAY IMPACT OUR CASH FLOWS AND NOT BE RECOUPED. When we are awarded a contract to provide medical services to a facility, we may incur significant start-up and operating expenses, including the cost of purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations. In addition, a contract may be terminated prior to its scheduled expiration and as a result, we may not recover these expenditures or realize any return on our investment.

WE UTILIZE THIRD PARTY ADMINISTRATORS (TPA) AND PROVIDER NETWORKS TO OBTAIN OUT-OF-FACILITY CARE IN VARIOUS MARKETS. SHOULD THOSE NETWORKS BECOME INACCESSIBLE, OUR COSTS FOR PROVIDING THOSE SERVICES WOULD RISE 13 TO 15%. Our current profit margin is, in part, due to our ability to reduce out-of-facility costs that are defined by contracted networks. Our net costs are typically approximately 14% less than the stated charges for these services. It is important to note that healthcare providers for the general public utilize these same programs. It is unlikely the environment will change, causing the return of payments based on healthcare provider's charges without discounts. The trend over the past ten years has been one of deeper discounting against these charges. If the trend reversed or slowed, it would negatively impact our operating margins and could have a material adverse effect on us.

CHANGES IN STATE AND FEDERAL REGULATIONS COULD RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS. We are subject to extensive regulation by both the federal government and the states in which we conduct our business. There are numerous healthcare and other laws and regulations that we are required to comply with in the conduct of our business. These laws may be materially changed in the future or new or additional laws or regulations may be adopted with which we will be required to comply. The cost of compliance with current and future applicable laws, rules and regulations may be significant.

These state and federal laws and regulations that affect our business and operations include, but are not necessarily limited to:

•	healthcare fraud and abuse laws and regulations, which prohibit illegal referral and other payments;

•	Employee Retirement Income Security Act of 1974 and related regulations, which regulate many healthcare plans;

•	pharmacy laws and regulations;

•	privacy and confidentiality laws and regulations;

•	civil liberties protection laws and regulations;

•	state and national correctional healthcare auditing bodies;

•	various licensure laws, such as nursing and physician licensing bodies;

•	drug pricing legislation; and

•	Medicare and Medicaid reimbursement regulations.
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We believe we are operating our business in substantial compliance with all existing legal requirements material to the operation of our business. There are, however, significant uncertainties regarding the application of many of these legal requirements to our business, and there cannot be any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action, that our interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect our ability to conduct business or adversely affect our results of operations.

WE ARE SUBJECT TO HIPAA, AND OUR FAILURE TO COMPLY COULD ADVERSELY AFFECT OUR BUSINESS. On August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary has adopted safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. Failure to comply with HIPAA could have an adverse effect on our business.

GOVERNMENT AGENCIES MAY INVESTIGATE AND AUDIT OUR CONTRACTS AND, IF ANY IMPROPRIETIES ARE FOUND, WE MAY BE REQUIRED TO REFUND REVENUES WE HAVE RECEIVED, REQUIRED TO FOREGO ANTICIPATED REVENUES, AND BE SUBJECT TO PENALTIES AND SANCTIONS. Certain government agencies have the authority to audit and investigate our contracts. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for reimbursement of expenses, if an agency determines we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain government entities.

THERE ARE LARGE COMPETITORS IN THE HEALTHCARE INDUSTRY THAT COULD CHOOSE TO COMPETE AGAINST US, REDUCING OUR PROFIT MARGINS OR CAUSING US TO LOSE CUSTOMERS. Existing national correctional healthcare contract companies, local and regional contracting companies, hospitals and integrated health systems are our potential competitors. These companies include well-established companies which may have greater financial, marketing and technological resources than we do, such as Prison Health Services, Inc., Correctional Medical Services, Inc. and Wexford Health Sources, Inc. Increased price competition could result in the loss customers or otherwise reduce our profit margins and have a material adverse effect on us.

THERE ARE BARRIERS TO ENTRY INTO THE CORRECTIONAL HEALTHCARE SERVICES MARKET WHICH COULD BE OVERCOME RESULTING IN GREATER COMPETITION. The barriers to entrance to compete for contracts are typically five years experience providing the same services and demonstrated financial stability. It would be possible for an investor to purchase an existing experienced company, add capital and quickly become competitive on a national scale.

WE ARE DEPENDENT ON GOVERNMENT APPROPRIATIONS. Our cash flow is subject to the receipt of sufficient funding of, and timely payment by, contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.

OUR INABILITY TO REACT EFFECTIVELY TO CHANGES IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR OPERATING RESULTS. In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Proposed changes to the U.S. healthcare system may increase governmental involvement in healthcare and ancillary health services, and otherwise change the way payers, networks and providers conduct business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that we provide. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our business. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect our operating results and business. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers.

THE CONTINUED SERVICES AND LEADERSHIP OF OUR SENIOR MANAGEMENT IS CRITICAL TO OUR ABILITY TO MAINTAIN GROWTH AND ANY LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS. The future of our business depends, to a significant degree, on the skills and efforts of our senior executives, in particular, Dr. Richard Turner, our Chairman and Chief Executive Officer and Howard Haft, MD, MMM, CPE, our Executive Vice President and Chief Medical Officer. If we lose the services of any of our senior executives, and especially if any of our executives join a competitor or form a competing company, it could result in a setback to our operating plan and our business and financial performance could be seriously harmed.

We have executed employment agreements with Dr. Haft and Dr. Turner, effective as of the closing of the Acquisition, which include, except for Dr. Turner's employment agreement, noncompetition clauses that expire three (3) years after termination of employment, or during the period that such employee is an owner of any of our issued and outstanding stock.

AS A PUBLIC COMPANY, WE INCUR SUBSTANTIAL ADDITIONAL COSTS AND MAY BE UNABLE TO OPERATE PROFITABLY. Prior to the consummation of the Plan of Recapitalization, Conmed, Inc. was a privately-held company. As a result of becoming a publicly-traded company, our business became subject to significant additional costs. These costs include, among other things, the payment of a salary to our Chief Executive Officer, Dr. Richard Turner, and additional legal and accounting costs incurred as a result of becoming a public company, and the additional compliance, reporting, corporate governance requirements and investor relations activities which this entails. Furthermore, the financial, administrative and managerial structures necessary to operate as a public company, or the development of such structures require a significant amount of management's time and other resources including financial resources, which may hinder our ability to operate profitably.

OUR REVENUE MARGINS MAY DECREASE DUE TO FIXED REVENUE BASE. Our existing contracts are primarily structured as fixed fee contracts. The costs of inmate healthcare may fluctuate from what we anticipated due to several variables, including increases in inmate population and increased inmate illness. Such additional costs may not be easily passed through under those contracts containing a fixed fee structure, and therefore, we may not always have sufficient revenue to cover such increased costs. As a result, our revenue margins may fall. If our revenue margins decrease more than 1 or 2 percentage points, our ability to perform under our contracts may be limited, which could negatively impact our business operations and financial performance.

WE MAY BE UNSUCCESSFUL IN THE HIRING AND RETENTION OF SKILLED PERSONNEL. The future growth of our business depends on successful hiring and retention of skilled personnel, and we may be unable to hire and retain the skilled personnel we need to succeed. Qualified personnel are in great demand throughout the healthcare industry, thus it is difficult to predict the availability of qualified personnel or the compensation levels required to hire and retain them. We face stiff competition for staffing, which may increase our labor costs and reduce profitability. We compete with other healthcare and service providers in recruiting qualified management and staff personnel for the day-to-day operations of our business, including nurses and other healthcare professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This scarcity may require us to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. Because a significant percentage of our existing contracts are structured as fixed fee contracts, we have a limited ability to pass along increased labor costs to existing customers. The failure to attract and retain sufficient skilled personnel at economically reasonable compensation levels may limit our ability to perform under our contracts, which could lead to the loss of existing contracts or our ability to gain new contracts, and may impair our ability to operate and expand our business, as well as harm our financial performance.

WE MAY EXPERIENCE UNBUDGETED INCREASES IN COSTS RELATED TO THE PROVISION OF HEALTHCARE. Currently, we predict the costs of healthcare based on prior experience and projected increases. The projections for future increases are based on historical trends and expected increases related to the development of new healthcare initiatives, treatments and disease states. For example, recent increases in the use of high cost psychiatric medications have triggered increases in the projected costs of those medications in the bid process. However, mid-cycle increases, such as those associated with the need to use a more expensive antibiotic for a drug resistant infection, or the development of a standard treatment for Hepatitis C, for example, would produce significant cost overruns in pharmacy budgeted expenses.

WE ARE SUBJECT TO NECESSARY INSURANCE COSTS. Workers' compensation, employee health, and medical professional and general liability insurance represent significant costs to us. Because we significantly self-insure for workers' compensation, employee health, medical professional and general liability risks, our insurance expense is dependent on claims experience, our ability to control our claims experience, and in the case of workers' compensation and employee health, rising healthcare costs in general. Further, additional terrorist attacks, such as those on September 11, 2001, and concerns over corporate governance and corporate accounting scandals, could make it more difficult and costly to obtain liability and other types of insurance. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS. We intend to grow through internal expansion and through selective acquisitions. We cannot assure you that we will be able to identify, acquire or profitably manage acquired operations or that operations acquired will be profitable or achieve levels of profitability that justify the related investment. Acquisitions involve a number of special risks, including possible adverse short-term effects on our operating results, diversion of management's attention from existing business, dependence on retaining, hiring and training key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, any of which could have a material adverse effect on our financial condition, results of operations and liquidity.

THE LIABILITY OF OUR OFFICERS AND DIRECTORS IS LIMITED. On March 13, 2007, we reincorporated as a Delaware corporation and we provide our officers and directors indemnification to the fullest extent allowed under the Delaware General Corporation Law. We also carry directors and officer's liability insurance. As a result of the foregoing, stockholders may be unable to recover damages against our officers and directors for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties and may otherwise discourage or deter our stockholders from suing our officers or directors even though such actions, if successful, might otherwise benefit us and our stockholders.

WE HAVE LIMITED EXPERIENCE ATTEMPTING TO COMPLY WITH PUBLIC COMPANY OBLIGATIONS, INCLUDING SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002. As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. In addition, the registered certified public accounting firm auditing a public company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. The requirement for a report of management, as currently in effect, was included in our annual report on Form 10-K for our fiscal year ended December 31, 2007. The requirement for our auditor to attest on management assessment will apply for the fiscal year ending December 31, 2009. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

CERTAIN STOCKHOLDERS CAN EXERT CONTROL OVER US AND MAY NOT MAKE DECISIONS THAT FURTHER THE BEST INTERESTS OF ALL STOCKHOLDERS. Our officers, directors and principal stockholders (greater than 5% stockholders) together own a majority of our issued and outstanding common stock. Consequently, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of us and might affect the market price of our common stock, even when a change of control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAKE IT HARDER FOR US TO BE ACQUIRED WITHOUT THE CONSENT AND COOPERATION OF OUR BOARD OF DIRECTORS AND MANAGEMENT. Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current Board of Directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

Risks Related to Our Securities

TRADING IN OUR COMMON STOCK HAS BEEN LIMITED, SO INVESTORS MAY NOT BE ABLE TO SELL AS MANY OF THEIR SHARES AS THEY WANT AT PREVAILING PRICES. Shares of our common stock are traded on the OTC Bulletin Board. Approximately 17,681 shares were traded on an average daily trading basis for the nine (9) months ended September 30, 2008. If limited trading in our common stock continues, it may be difficult for investors once and if the securities are registered, to sell the securities acquired by them. Also, the sale of a large block of our common stock could depress the market price of our common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, WHICH MAY LEAD TO LAWSUITS AGAINST US. Our common stock is currently traded on the OTC Bulletin Board under the symbol "CMHM.OB". The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many companies like ours. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

The trading price of our common stock could also be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of new contracts, cancellations of existing contracts or new acquisitions by us or our competitors, changes in financial estimates by securities analysts or other events or factors. When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP. We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our common stock may be limited; and
•	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

OUR COMMON STOCK IS SUBJECT TO, AND OUR ADDITIONAL FINANCING REQUIREMENTS COULD RESULT IN, DILUTION TO EXISTING STOCKHOLDERS. Our common stock is subject to dilution from shares reserved for issuance. Additional financings which we may require have and may in the future be obtained through one or more transactions which have diluted or will dilute (either economically or in percentage terms) the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The issuance of additional warrants or options, and the exercise of such warrants or options, may also cause further dilution of the ownership interests of our stockholders.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR COMMON STOCK. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock, which qualifies as "penny stock", is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	"boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them. Application of these penny stock regulations to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET. We are authorized to issue 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 9, 2008, there are 12,457,539 shares of common stock and no shares of preferred stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under our 2007 Stock Option Plan (the "Stock Option Plan"). In addition, under most circumstances, our Board of Directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

As of September 30, 2008, we have outstanding warrants to purchase an aggregate of 2,485,000 shares of common stock at an average exercise price of $1.09 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof. During the ten months ended October 31, 2008, 400,000 warrants were exercised by cashless exercise and a warrant to purchase 120,000 shares of our common stock was forfeited. In addition. the Board of Directors and our stockholders have approved the Stock Option Plan which reserves up to 2,350,000 shares of our common stock for issuance under its terms and we have outstanding 1,869,667 options to purchase common stock at an average exercise price of $2.20.

Our Board of Directors has the authority, without stockholder approval, to create and issue additional stock options, warrants and one or more series of preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock. As indicated above, no shares of preferred stock are currently outstanding.

To the extent shares of our common stock or preferred stock are issued, or options or warrants are exercised, investors in our securities will experience further dilution and the presence of such derivative securities may make it more difficult to obtain any future financing. In addition, in the event any future financing should be in the form of, or be convertible into or exchangeable for, equity securities, upon the issuance of such equity securities, investors may experience additional dilution.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET. In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, after satisfying a six-month holding period: (i) an affiliated stockholder (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one-year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE. We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of cash dividends on our common stock. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

CAPITALIZATION

The following table describes our capitalization as of September 30, 2008. You should read the following table in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus, as well as the annual report on form 10-KSB filed on March 31, 2008 and the quarterly report on Form 10-Q filed on November 13, 2008.

As of September 30, 2008
Total Current Liabilities	$5,206,053
Total Long-Term Liabilities	17,327

Total Liabilities	5,223,380

Stockholders’ Equity
Common stock	1,202
Additional Paid In Capital	36,525,100
Retained Earnings (Deficit)	(21,976,539)
Total Stockholders’ Equity	14,549,763
Total Liabilities and Stockholders’ Equity	$19,773,143

OUR BUSINESS

As a result of the Supreme Court decision in Estelle v. Gamble 1976, all individuals held against their will are required to be provided with community standard healthcare. Under this requirement, all counties are required to provide healthcare services for their inmates. We are a specialist in the provision of these services.

County Correctional Healthcare Services

We provide the following array of healthcare services for inmates in county facilities under contract with the counties served. The contracts are primarily multiple year, fixed-cost contracts with annual escalations, caps on out-of-facility healthcare and catastrophic expenses that limit maximum financial exposure, and contain adjustments on a per diem basis for changes in inmate population served.

Correctional healthcare services include a broad array of services that support the care of inmates detained in county detention centers. Correctional healthcare services include, but are not limited, to the following categories:

• General healthcare services	• Dialysis services
• Acute care services	• Durable medical equipment
• Surgical services	• Hospital services
• Laboratory services	• Mental health services
• IV therapy	• Pharmacy
• EKG's	• Physical and occupational therapy
• Diagnostic imaging/radiology	• Dental services

We either directly provide these services within the detention facilities or subcontract for the provision of these services within or outside the facility. We make every effort to safely provide the medical services within the facilities due to security and cost considerations of out-of-facility services.

Contracting

We have a model for predicting healthcare costs based on 24 years of accumulated experience, external data on healthcare costs, trending, and knowledge of current and future drivers of cost. This predictive model is the basis for the cost proposals we provide in competitive bids. The model addresses and aggregates costs related to staffing, on-site costs, out-of-facility costs, pharmacy, supplies, administrative costs, taxes, and contract fees. We have found that having predictive reliability of costs assures a higher probability of sustained profits.

Staffing

We provide staffing of healthcare professionals at each of our contracted facilities. The staffing patterns are obtained from the Request for Proposals (“RFP”) distributed by the counties soliciting bids on services provided and cost. The level of staffing varies depending on the size of the facility, i.e., larger facilities typically require a larger staff. The ratio of staff members to inmates varies depending on the physical structure of the facilities and the specific desire of the administration of the individual facilities and service provided. Generally, we contract with existing staff at the facility to the greatest extent possible when entering into a new contract. The on-site staffing for any facility may include RNs, LPNs, medics, medication aides, nursing assistants, physicians, psychiatrists, psychologists, dentists, social workers, physician assistants, nurse practitioners, medical records' clerks, administrative and support staff.

Pharmacy

We provide medications to inmates within our contracted detention facilities. Medications are currently provided from two national pharmacy subcontractors, which specialize in the provision of pharmaceutical services to detention centers. We have accumulated information regarding pharmacy expenses in our contracted facilities, which is useful in the cost proposal portions of our bids.

In-Facility Services

We provide comprehensive healthcare services from the time an inmate enters the facility until the time of such inmate's release from the facility. In some cases, we are responsible for providing healthcare services to an individual at the time of his or her arrest. The vast majority of such services are provided on site by our clinical staff. Our healthcare services begin at intake with a screening examination and triage. Such services are continued through the provision of daily sick calls. Most states have implemented a statutory or audit requirement for a physical examination and dental examination of each inmate, to be conducted within 14 days of admission to the facility. The initial and subsequent examinations include psychiatric screening evaluations to detect suicide potential and major psychiatric illness requiring special treatment.

The costs for services provided within the facility are generally regionally-based and easily predicted. The highest costs relate to on-site x-rays, the majority of which are chest x-rays completed to discount active tuberculosis and x-rays for minor trauma.

Out-of-Facility Services

Inmates requiring services outside the facility fall into two broad categories: (i) emergencies and (ii) circumstances that require services beyond the capability of the facility. Out-of-facility services are broken down into several categories, including third party administrators ("TPA") and hospital services. Most of our out-of-facility services are provided through the use of a local or regional contracted network using a TPA. In addition, utilization management and utilization review services are employed.

1.  Case management and utilization reviews - To assure the most cost effective and medically appropriate length stays, we often utilize the services of a contracted professional utilization management and utilization review ("UM/UR") organization. When an inmate is hospitalized, the UM/UR maintains daily contact with the provider and the Medical Director for the site to assure appropriate care.

2.  TPA - We contract with TPAs serving most of the facilities in which we provide healthcare services. The TPAs provide a network of physicians, hospitals and ancillary services that are paid based on contracted fee schedules. These fee schedules typically include discounts that average approximately 17% over the submitted charges. The TPA is compensated based on a percent of our savings for the repriced claims.

Dental Services

Dental services are provided on-site for most of our contracted facilities. Such facilities maintain dental suites with equipment for conducting dental x-rays depending on the RFP requirements.

Additional Services

Value-added services that we provide to our clients include the following:

•
Healthcare services consultations - On request from the facility administration, we will provide consultations on healthcare issues such as Tuberculosis, Avian Flu, MRSA, AIDS, Hepatitis, Methadone, Reentry programs and many other topics pertinent to correctional healthcare patients. These consultations typically relate to policy issues affecting multiple facilities. In many cases, we have provided expert testimony to state legislative bodies and agencies.

•
Audit compliance programs - We provide an audit compliance program as part of our core responsibility to all sites. We have experts in all state and national audit processes on staff. These individuals provide guidance to the sites to assure 100% audit compliance.

•
OSHA compliance programs - Regulation 1910.1030 of the U.S. Department of Labor, Occupational Safety & Health Administration ("OSHA"), provides guidelines and universal precautions that shall be observed to prevent contact with blood or other potentially infectious materials. Such regulations are applicable to all occupational exposure to blood or other potentially infectious materials. We comply with OSHA and provide to our staff members, among other things, appropriate personal protective equipment such as gloves, gowns, laboratory coats, face shields or masks and eye protection, as well as mouthpieces, resuscitation bags, pocket masks, or other ventilation devices. The purpose of such protective equipment is to prevent blood or other potentially infectious materials to pass through to or reach our employee's clothes, undergarments, skin, eyes, mouth, etc. Other procedures we implement in accordance with OSHA include, but are not limited to, ensuring a clean and sanitary worksite, procedures for discarding contaminated waste, and cleaning and laundering our staff's clothing and equipment.

•
Risk management - We promote risk management through a process of daily monitoring of significant healthcare events, weekly and monthly review of trends and subsequent measured actions. Through attention to detail in the provision and documentation of healthcare, adherence to standards of care and monitoring of events, we are able to substantially reduce the risk of poor outcomes and/or litigation.

•
Sick call services for facility staff - We provide limited sick call services to detention center staff for acute problems. This often allows the staff to continue at work rather than taking a sick day for a doctor's visit. This value-added service is appreciated by the facility staff and administration.

•
Emergency services for staff and visitors - We believe it is imperative that our medical staff be well trained and equipped to handle emergencies. Thus, we ensure that our medical staff is familiar with the correctional facility and is equipped to deliver prompt emergency care anywhere in the facility. Specific equipment is maintained and restocked when necessary, within each facility in the event of an emergency, including an emergency kit capable of maintaining basic life support.

Sales and Marketing

Our sales and marketing efforts for correctional healthcare services are based on the following:

1.
Market analysis - In 2004, we engaged in a national market analysis and survey searching for markets with attractive opportunities. We have designated Arizona, Florida, Georgia, Kansas, Illinois, Iowa, North Carolina, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington as early targets. The following are our prime targets:

a.	Facilities of 500 inmates or more that are currently not served by a correctional healthcare contractor;

b.	Facilities of 500 inmates or more that are served by a local hospital or healthcare provider;

c.	Facilities of 500 inmates or more where a competitor's services are not meeting the facility's expectations; and

d.	Facilities of 500 inmates or more that are served by a competitor that is leaving the county detention center market to focus on prisons.

2.
Word of Mouth - We have a contact network through our existing contracts and through strategic relationships with national pharmacy contractors. This network has provided early indications of counties considering outsourcing healthcare services, changing their current contractors or seeking proposals for other reasons.

3.	Online procurement services - We have contracts with multiple on-line government contracting research services to establish early determinations of county intentions to seek proposals.

4.
Trade meetings - Our staff attends annual regional and national trade meetings. These meetings serve as an opportunity to meet and greet new potential clients. Our trade show booth attracts attention with a variety of marketing tools and techniques. We often sponsor special events and awards at these meetings.

5.	Cold calls - We use, to a limited extent, cold calls, typically only in cases where some collateral indication of a probability of interest exists.

6.	Advertising in trade journals.

7.	Public speaking engagements for special topics on request.

8.	Website promotion of our capabilities and experience.

We currently utilize our CEO, Chief Medical Officer and Vice President of Strategic Development, as well as a network of regional consultants to implement our marketing strategy.

Competition

We are aware of four major sources of competition:

1. National contracting companies that serve both the county and state prison systems. While we are aware of several national companies that provide healthcare services to county detention centers, it appears this is not their main focus. These companies, including Prison Health Services, Inc., Correctional Medical Services, Inc., Correct Care Solutions Inc., Wexford Health Sources, Inc., Naphcare, Inc. and Armor Correctional Health Services are primarily in the business of providing services to state prisons.

2. Local or regional companies focused on county detention centers. There are a few companies that provide healthcare services to county detention centers within confined regions, such as California Forensic Medical Group Inc. in California, Correctional Healthcare Management, Inc. in Colorado and Primecare Medical, Inc. in Pennsylvania. These companies are privately held and can be characterized as small to medium size businesses when compared to the major national prison healthcare companies. There are several small local groups in markets which we are developing at this time.

3. Local hospitals. We have seen several incidences of local hospital systems providing healthcare services to the county detention centers. Such incidences arose out of the absence of other interested providers. The hospital costs for these counties are often extremely high and counties seeking cost savings may seek the services of a professional medical service contractor other than the local hospital.

4. Local physicians. In some cases, our competitor is a local solo physician or group of physicians. Such contractors typically provide only the on-site sick call services and may have limited expertise in the provision of full service correctional healthcare. Such physicians are often unable to obtain cost effective and appropriate liability insurance that will cover both their primary work, as well as their correctional healthcare services.

 Intellectual Property

We do not currently own and have not registered any trademarks, patents, or any other intellectual property material to our business.

Government Regulation

The industries in which we operate are subject to extensive federal, state and local regulations and/or orders of judicial authorities, including healthcare, pharmaceutical and safety regulations and judicial orders, decrees and judgments. Some of the regulations and orders are unique to the Company's industries, and the combination of regulations and orders it faces is unique. Generally, prospective providers of healthcare and pharmaceutical services to correctional facilities must be able to detail their readiness to, and must comply with, a variety of applicable state and local regulations and state and national standards. Our contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. In addition, the doctors, nurses, pharmacists and other healthcare professionals who provide services on our behalf are, in most cases, required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct. Our services are also subject to operational and financial audits by the governmental agencies with which we have contracts and by the courts of competent jurisdiction. Additionally, services provided to health benefit plans in certain cases, are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). We may not always successfully comply with these regulations and failure to comply can result in material penalties, non-renewal or termination of contracts with correctional facilities or prohibition from proposing for new business in certain jurisdictions.

Health Insurance Portability and Accountability Act of 1996. The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. We do not electronically file at present, but may do so in the future, subjecting us to all of the regulations of HIPAA. HIPAA also includes regulations on standards to protect the security and privacy of health-related information. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information, whether communicated electronically, on paper or orally.

Corporate Practice of Medicine/Fee Splitting. Many of the states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague, and seldom have been interpreted by the courts or regulatory agencies. We review, on an ongoing basis, the applicable laws in each state in which we operate and review our arrangements with our healthcare providers to ensure that these arrangements comply with all applicable laws. We have no assurance that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

Regulation of Bid Process and Contracting. Contracts with governmental agencies are obtained primarily through a competitive bidding process, which is governed by applicable state and local statutes and ordinances. Although practices vary, typically a formal RFP is issued by the governmental agency, stating the scope of work to be performed, length of contract, performance bonding requirements, minimum qualifications of bidders, selection criteria and the format to be followed in the bid or proposal. Usually, a committee appointed by the governmental agency reviews bids and makes an award determination. The committee may award the contract to a particular bidder or decide not to award the contract. The committees consider a number of factors, including the technical quality of the proposal, the bid price and the reputation of the bidder for providing quality care. The award of a contract may be subject to formal or informal protest by unsuccessful bidders through a governmental appeals process. If the committee does not award a contract, the correctional agency may, among various options, continue to provide healthcare services to its inmates with its own personnel or the existing provider.

Certain RFPs and contracts require the bidder to post a bid bond or performance bond. Performance bonding requirements may cover one year or up to the length of the contract. Since September 11, 2001, the surety market has sharply contracted and the cost of surety bonds has substantially increased. In order to avoid the additional costs that performance bonds add to the contracts, increasingly clients are reducing or eliminating the need for performance bonds.

Our contracts with governmental agencies often require us to comply with numerous additional requirements regarding recordkeeping and accounting, non-discrimination in the hiring of personnel, safety, safeguarding confidential information, management qualifications, professional licensing requirements, emergency healthcare needs of corrections employees and other matters. If a violation of the terms of an applicable contractual or statutory provision occurs, a contractor may be disbarred or suspended from obtaining future contracts for specified periods of time in the applicable location. We have never been disbarred or suspended from seeking procurements in any jurisdiction.

U.S. Department of Labor, Occupational Safety and Health Administration (OSHA). OSHA Standard 29 CFR 1910 requirements include, but are not limited to, blood borne and airborne pathogens (tuberculosis), needle stick prevention, fire safety, hazard communications, respiratory protection, program, and hazardous waste. The federal OSHA standards have been adopted by state regulatory agencies to conduct routine environmental inspections.

National Fire Protection Association (NFPA). Environmental fire safety is promulgated by the NFPA 101: Life Safety Code derived from the American Standards Institute (ANSI). Enforcement of NFPA regulation is accomplished by annual inspections conducted by the state.

Major Contracts

Substantially all of our operating revenue is derived from contracts with county governmental entities. Our top seven clients, generated approximately sixty-one percent (61%) of our total revenues for the nine months ended September 30, 2008. Summaries of our largest contracts follow below.

Baltimore County Detention Center Contract. We entered into a Services Agreement with the Board of County Commissioners of Baltimore County, Maryland ("BCDC"), on March 29, 2007, for a period of approximately two (2) years and six (6) months, and BCDC, at its option, may extend the agreement annually for two (2) additional three-year terms upon written notice. BCDC pays us a base monthly fee, which may be adjusted for changes in inmate population levels. Under the agreement, we are subject to mandatory staffing requirements. The agreement also contains provisions that allow the BCDC to assess penalties if certain staffing criteria are not maintained and certain liquidated damages in the event certain performance standards are not met. We also provide, at our own expense, a performance bond for one hundred percent (100%) of the annual amount of the awarded contract, as well as a payment bond for approximately twenty-five percent (25%) of the annual amount of the awarded contract. BCDC may terminate the agreement upon ninety (90) days written notice without cause and may immediately terminate the agreement for a material breach of the agreement subject to certain cure provisions.

City of Chesapeake Detention Center Contract. We entered into an Inmate Healthcare Services Agreement with the City of Chesapeake, Virginia on March 18, 2008, to provide inmate health services to the inmates at the Cheseapeake City Jail (“CCJ”) for a term of five years effective April 16, 2008. The CCJ pays us a base monthly fee, which may be adjusted for changes in inmate population. Under the agreement, we are subject to mandatory staffing requirements. The agreement also contains provisions that allow the CCJ to assess penalties if certain staffing criteria are not maintained. The contract may be terminated by the City of Cheseapeake at any time and without cause.

Harford County Detention Center Contract. We entered into a Health Services Agreement with the Sheriff of Harford County on May 31, 2007, to provide medical services to the inmates at the Harford County Detention Center ("HCDC"), for an initial term of one (1) year, with the HCDC having the exclusive option to renew such agreement for five (5) additional one (1) year terms. The HCDC pays us a base monthly fee, which may be adjusted for changes in inmate population levels. Under the agreement, we are subject to mandatory staffing requirements. HCDC may terminate the agreement with or without cause without prior written notice.

County of Henrico Detention Center Contract. We entered into a contract with the County of Henrico, Virginia on May 17, 2008, to provide inmate health services to the inmates at the Henrico County Sheriff’s Office Jail System (“HCSOJS”) for a term of five years effective June 1, 2008, including extension periods; The County of Henrico pays us a base monthly fee. Under the agreement, we are subject to mandatory staffing requirements. The contract may be terminated by the County of Henrico at any time and without cause.

Pima County Detention Center Contract. We entered into a Correctional Health Services Agreement with Pima County, Arizona on August 7, 2008, to provide medical services to the inmates at the Pima County Adult Detention Center (“PCDC”) for an initial term of twenty-three (23) months retroactive to August 1, 2008. The PCDC pays us a base monthly fee, which may be adjusted for changes in inmate population. Under the agreement, we are subject to mandatory staffing requirements. The agreement also contains provisions that allow the PCDC to assess penalties if certain staffing criteria are not maintained and certain liquidated damages in the event certain performance standards are not met. We also provide, at our own expense, a performance bond for $500,000. The contract may be terminated by Pima County at any time and without cause by providing ninety (90) days advance written notice.

Sedgwick County Detention Center Contract. We entered into a Services Agreement with the Board of County Commissioners of Sedgwick County, Kansas ("Sedgwick County"), on January 31, 2005, for a period of two (2) years. On June 1, 2007, the agreement was amended to extend the basic term through December 31, 2009, and Sedgwick County may, at its option, extend the agreement annually for two (2) additional one-year terms upon written notice. In addition, the amendment waives the previous requirement for a performance bond, increases the medical staffing, raises the base monthly fee, and provides for a cost of living increase in 2009. Sedgwick County pays us a base monthly fee, which may be adjusted for changes in inmate population levels. Sedgwick County may terminate the agreement upon thirty (30) days written notice without cause. Either party may immediately terminate the agreement for a material breach of the agreement subject to certain cure provisions.

Yakima County Detention Center Contract. We entered into a Health Services Agreement with the Board of County Commissioners for Yakima County, Washington on August 12, 2006, to provide medical services to the inmates at the Yakima County Department of Correction's facilities ("Yakima County"), for an initial term of one (1) year, with Yakima County having the exclusive option to renew such agreement for four (4) additional one (1) year terms. The option was renewed for the period of September 5, 2006 to September 4, 2007 and has been renewed for the period of September 5, 2008 to September 4, 2009. The agreement was amended on April 3, 2007 and September 4, 2007, to provide pharmacy services and medical services for the Yakima County DOC Justice Center. Yakima County pays us an annual compensation, which is paid in equal monthly installments. Either party may terminate the agreement upon one hundred twenty (120) days written notice without cause. Yakima County may immediately terminate the agreement for a material breach of the agreement subject to certain cure provisions.

Employees

As of October 31, 2008, we had approximately 389 full-time and 35 part-time employees and 219 per diem employees, and 41 position contractors. We provide all full-time employees with a comprehensive benefits package including medical insurance, education stipend, dental insurance, 401(k) and paid vacation. We believe that our relations with our employees are good. None of our employees belong to a union.

Property

As of October 31, 2008, we had leases for the following office facilities.

Hanover, Maryland. In December 2007, we entered into a five-year (5) office lease agreement for approximately 6,668 square feet of office space to house our executive and administrative offices at an annual rent of $131,693 beginning February 2008 and increasing to $148,222 in the final year of the lease, which expires on February 28, 2013, subject to a five-year renewal option.

La Plata, Maryland. In November, 2004, we entered into an office lease agreement for approximately 2,424 square feet of office space at an annual rental of $29,088 for 2004, increasing to $32,738 in the final year of the lease, which expires on November 30, 2009, subject to a 5-year renewal option.

Legal Proceedings

We are currently involved in the following legal proceedings:

(i)  Board of Nursing - In early 2005, the State of Maryland Board of Nursing ("BON") commenced an investigation (which is currently ongoing) regarding whether certain of our employees licensed by the BON, or at least subject to the jurisdiction of BON, performed work at certain detention facilities in contract with us whereby such employees were not properly licensed. BON has acknowledged that it does not have jurisdiction over our actions; however, BON has threatened to take disciplinary action against ten (10) to twenty (20) of our current or former employees. Our management has fully cooperated with BON and has implemented a number of changes intended to address BON's stated concerns. To the best of our knowledge, BON has conducted all necessary employee interviews, and we are currently awaiting BON's next steps or actions relating to these employees.

(ii) McFarland v. County of Frederick, Case No. 08-CV-2838 - This claim was brought in the United States District Court for the District of Maryland. Mr. McFarland filed a complaint on October 21, 2008, alleging denial of adequate medical care. He premises his claim on Conmed allegedly making only cursory exams when he sought treatment for hemorrhoids, and failing to investigate his complaints of inadequate care. By letter dated October 31, 2008, the Board of County Commissioners requested that we indemnify and defend the Board, and forwarded its notice letter to our insurance underwriters.

(iii) Jason St. James Price v. City of Wichita, Case No. 07-CV-01354 - This claim was brought in the United States District Court for the District of Kansas. Jason Price filed a complaint on November 15, 2007 alleging negligence and medical malpractice, negligent and intentional infliction of emotional distress, and discrimination against us and our employees. The claims against us arise from the alleged denial of medical care after Price was injured as a result of excessive force during his arrest. Price’s claim was reported to AIG, and the law firm of Hite Fanning & Honeyman, L.L.P. (“HF&H”) in Wichita, Kansas has been assigned to represent us. HF&H have requested discovery from Price as to his claims and intend to depose him. Once discovery is completed, HF&H will move to dismiss the claims against us since there is no evidence that any of our employees treated Price. The discovery cutoff is May 15, 2009. A status conference is currently scheduled for March 9, 2009.

(iv) Kenneth C. Hall v. Anna Holsmith, Case No. 08-CV-301 - This claim was brought in the United States District Court for the District of Maryland. Kenneth Hall filed a complaint alleging that we denied medical care when he sought treatment for flu-like symptoms. Hall's claim has been reported to AIG, and the law firm of Maher and Associates (“Maher”) in Towson, Maryland has been assigned to represent us. We moved for summary judgment on September 24, 2008, arguing, inter alia, that Hall received medication on the day he sought treatment. Hall has also moved for summary judgment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Since the proceeds of exercise of the warrants will be paid to us, our net tangible book value will be increased by the sale of shares underlying the warrants covered by this prospectus.

SELLING STOCKHOLDERS

Up to an aggregate of 8,300,000 shares of common stock may be offered under this prospectus. This amount includes up to 6,000,000 shares of common stock and up to 2,300,000 shares of common stock issuable upon the exercise of warrants.

The following table sets forth as of December 9, 2008 each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of December 9, 2008. All share numbers are based on information that these stockholders supplied to us or that is otherwise known to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder. After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock Beneficially Owned		Number of Shares to be Offered for the Account of the Selling Stockholder		Number of Shares to be Beneficially Owned after this Offering	Percentage to be Beneficially Owned after this Offering

Core Fund, L.P.	None	133,333	(1)	133,333	(1)	0	0
Vision Opportunity Master Fund., Ltd.	None	490,667	(2)	490,667	(2)	0	0
The Pinnacle Fund, LP.	None	352,000	(3)	352,000	(3)	0	0
Egatniv, LLC	None	26,667	(4)	26,667	(4)	0	0
Maurice Gauchot	None	16,000	(5)	16,000	(5)	0	0
Heller Capital Investments	None	400,000	(6)	400,000	(6)	0	0
Flat Universe, LLC	None	26,667	(7)	26,667	(7)	0	0
Robert J. Tursi	None	26,667	(8)	26,667	(8)	0	0
Clancy G. Sullivan	None	53,333	(9)	53,333	(9)	0	0
William & Sharon Mitchell, JTWROS	None	26,667	(10)	26,667	(10)	0	0
Robert A. Melnick	None	26,667	(11)	26,667	(11)	0	0
Diamond Opportunity Fund, LLC	None	213,333	(12)	213,333	(12)	0	0
White Sand Investor Group, L.P.	None	213,333	(13)	213,333	(13)	0	0
Peter Unanue	None	53,333	(14)	53,333	(14)	0	0
Millenium Partners, L.P.	None	266,667	(15)	266,667	(15)	0	0
LB I Group Inc.	None	2,666,667	(16)	2,666,667	(16)	0	0
Sand Brothers Venture Capital LLC	None	53,333	(17)	53,333	(17)	0	0
Sands Brothers Venture Capital II LLC	None	53,333	(18)	53,333	(18)	0	0
Sands Brothers Venture Capital III LLC	None	240,000	(19)	240,000	(19)	0	0
Sands Brothers Venture Capital IV LLC	None	133,333	(20)	133,333	(20)	0	0
2116 Partners	None	26,667	(21)	26,667	(21)	0	0
Katie and Adam Bridge Partners LP	None	26,667	(22)	26,667	(22)	0	0
Miracle Growth LLC	None	53,333	(23)	53,333	(23)	0	0
David J. Rosenfeld	None	13,333	(24)	13,333	(24)	0	0
Grossman Family Trust	None	40,000	(25)	40,000	(25)	0	0
Myron F. Steves, Jr.	None	53,333	(26)	53,333	(26)	0	0
Maxim Group LLC	(27)	300,000	(27)	300,000	(27)	0	0
Warrant Strategies Fund, LLC	None	166,667	(28)	166,667	(28)	0	0
Edward F. Heil	None	8,430	(29)	8,430	(29)	0	0
James H. Desnick	None	1,177,870	(30)	91,570	(30)	1,086,300	8.7%

1.
Represents 125,000 shares of common stock and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby.

2.
Represents 368,000 shares of common stock, 92,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 30,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Adam Benowitz exercises voting and dispositive power with respect to the shares offered hereby.

3.	Represents 352,000 shares of common stock. Barry M. Kitt exercises voting and dispositive power with respect to the shares offered hereby.

4.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Seth Farbman exercises voting and dispositive power with respect to the shares offered hereby.

5.
Represents 12,000 shares of common stock, 3,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,000 shares of common stock issuable upon exercise of warrants at $2.50 per share.

6.
Represents 375,000 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Ronald I. Heller exercises voting and dispositive power with respect to the shares offered hereby.

7.
Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby.

8.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

9.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

10.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Both William and Sharon Mitchell exercise voting and dispositive power with respect to the shares offered hereby.

11.	Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

12.
Represents 160,000 shares of common stock, 40,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David Hokin, Robert Rubin and Richard Marks exercise voting and dispositive power with respect to the shares offered hereby. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these securities.

13.
Represents 160,000 shares of common stock, 40,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Owen Donnelley, Elliott Donnelley and Marshall Donnelley exercise voting and dispositive power with respect to the shares offered hereby.

14.	Represents 45,000 shares of common stock and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

15.
Represents 200,000 shares of common stock, 50,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 16,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be constructed in and of itself as an admission by either of Millennium Management L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.

16.
Represents 2,000,000 shares of common stock, 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. The terms of the warrants issued to the selling stockholder, whose underlying shares of common stock are included for resale under this prospectus, provide that the selling stockholder is not entitled to receive shares upon exercise of the warrants if such receipt would cause the selling stockholder to be deemed to beneficially own in excess of 9.9% of the outstanding shares of our common stock on the date of issuance of such shares. Jeffrey Ferrell exercises voting and dispositive power with respect to the shares offered hereby.

17.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

18.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

19.
Represents 180,000 shares of common stock, 45,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 15,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

20.
Represents 100,000 shares of common stock, 25,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

21.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Helen Gavin exercises voting and dispositive power with respect to the shares offered hereby.

22.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

23.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Deirdre Henderson exercises voting and dispositive power with respect to the shares offered hereby.

24.
Represents 10,000 shares of common stock, 2,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 833 shares of common stock issuable upon exercise of warrants at $2.50 per share.

25.
Represents 30,000 shares of common stock, 7,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 2,500 shares of common stock issuable upon exercise of warrants at $2.50 per share. Raphael Grossman exercises voting and dispositive power with respect to the shares offered hereby.

26.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

27.
The number of shares beneficially owned represents shares of common stock underlying warrants received by Maxim Group, LLC as compensation for services rendered as placement agent in connection with the private placement completed in January 2007. These warrants may be exercised by Maxim Group, LLC at $2.75 per share until January 26, 2012. In connection with its services as our placement agent, Maxim Group, LLC also received cash compensation and expenses. Such warrants contain customary anti-dilution protection for stock splits, dividends and rights of first refusal to act as lead underwriter or placement agent or advisor for public and private equity and debt offerings and financial advisory services. Mr. Mike Rabinowitz is the principal manager of MJR Holdings, and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. Maxim Partners LLC owns 94% of Maxim Group, LLC, a registered broker dealer.

28.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $2.50 per share.

29.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $0.30 per share.

30.	Based upon information obtained from the Schedule 13D filed with the SEC on October 24, 2008. Includes 91,570 shares of common stock issuable upon exercise of warrants at $0.30 per share.

Additional Disclosure

The following information is presented as of June 1, 2007:

Dollar value of Underlying Securities Registered for Resale in this Prospectus

The closing price per share of our common stock on January 26, 2007, the date of sale of the preferred stock pursuant to the private placement described elsewhere in this prospectus, as adjusted by the 1 for 20 reverse stock split which occurred March 15, 2007, was $5.00. Using this share price, the total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) would have been $41,500,000.

However, we believe this price does not reflect the true value of our securities at that time due to the fact that (i) we were operating as a public shell, (ii) the trading volume in the common stock was extremely low and highly speculative, and (iii) the total public float represented less than 3% of our common shares outstanding following the private placement and Plan of Recapitalization. On January 26, 2007 only 1,000 shares were traded, as adjusted by the reverse stock split (less than one hundredth of one percent of our common stock), and the average trading volume during the month of January 2007 was 496 shares. If we were to use $5.00 as the share price as representative of the underlying total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) such amount would be $41,500,000; an amount clearly not representative of the value of these securities at that time. Accordingly, we believe the market price as established by the private placement of $2.01 is the best estimate of the fair value of the securities at the time of the private placement and it was determined as follows:

Total offering proceeds	6,000,000	$2.50 (1)	$15,000,000
Less fair value of warrants at $0.30 per share	1,500,000	$1.75 (2)	$(2,628,347)
Less fair value of warrants at $2.50 per share	500,000	$0.58 (2)	$(289,664)

Total proceeds less fair value allocated to warrants			$(2,918,011)

Net price allocated to the preferred shares			$12,081,989

Fair value per share			$2.01 (3)
(1)  Stated conversion price of the preferred shares.

(2) Represents the calculated fair value per warrant using the Black-Scholes pricing model.

(3) The fair value per share issued equals the stated conversion price less the fair value of the warrants.

Payments Made in Connection with the Financing

The following table discloses the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that we have made or may be required to make to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

Payments previously made (1)
Cash	$1,500,000
Warrants	$154,940

Payments under stock purchase agreement
Liquidated damages (failure to deliver unlegended shares) (2)	*
Buy-in payment (2)	*
Lawsuit reimbursement, if any (2)	*

Payments under registration rights agreement
Liquidated damages for failure to have registration statement effective by June 1, 2007 (3)	*
Penalty interest on failure to pay liquidated damages (18%) (2)	*

Payments under warrants
Buy-in payment (2)	*

(1)
Consists of compensation paid to Maxim Group LLC for services rendered as placement agent, including (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) warrants to purchase 300,000 shares of common stock at an exercise price equal to $2.75 per share of common stock.

(2)	We are unable to estimate at this time if any such payments will be payable, or, if payable, what such amount would be.

(3)	Amount capped at (i) 1% of purchase price of the preferred stock per 30 day period and (ii) an aggregate of 10% of purchase price of the preferred stock ($1,500,000).

The net proceeds we received from the private placement were $12,845,549. From the gross proceeds of $15,000,000, Maxim Group LLC, the placement agent for the private placement, received cash compensation of $1,500,000, plus reimbursement for accountable expenses in the amount of $50,000, as well as filing fees associated with Blue Sky filings, in an amount of $5,000. Additional expenses for legal and accounting fees, plus other related offering expenses, totaled approximately $599,451.

Total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of convertible preferred stock are $0, as all shares of preferred stock were converted prior to the filing of the registration statement of which this prospectus forms a part, and there are no payments due any of the stockholders under the terms of the preferred stock. Notwithstanding the forgoing, total possible payments under agreements entered into in connection with the sale of the preferred stock to all selling stockholders and any of their affiliates in the year following January 26, 2007 consist of the following:

1. $10 per trading day, as partial liquidated damages, for each $1,000 of common stock (based on the VWAP of the common stock on the date submitted to the transfer agent) delivered for removal of the current restrictive legend (increasing to $20 per trading day 5 trading days after such damages have begun to accrue) for each trading day after the second trading day following the legend removal date until such certificate is delivered without a legend.

2. If we fail to cause our transfer agent to transmit to each selling stockholder a certificate or certificates representing the common stock in requisite form on or before the second trading day after the applicable legend removal date, and if after such date such selling stockholder is required by its broker to purchase (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the selling stockholder of common stock which the selling stockholder anticipated receiving in the form required (a “Buy-In”), then we shall pay in cash to such selling stockholder the amount by which (x) such selling stockholder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed. A similar provision exists with respect to the common stock underlying each of the warrants issued to the selling stockholders. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

3. If any selling stockholder becomes involved in any proceeding by or against any person who is a stockholder (except as a result of sales, pledges, margin sales and similar transactions by such selling stockholder to or with any other stockholder), solely as a result of such selling stockholder’s acquisition of our securities, we will reimburse such selling stockholder for its legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

4. We have agreed to indemnify the selling stockholders for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction documents in the private placement or as a result of any action instituted against a selling stockholder with respect to the private placement, unless such action is based upon a breach of such selling stockholder’s obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

5. If the registration statement of which this prospectus forms a part is not effective on or before June 1, 2007, we must pay to each selling stockholder an amount equal to 1% of the aggregate purchase price paid by such selling stockholder for any registrable securities not then registered for resale pursuant to an effective registration statement. In no event shall we be liable for liquidated damages in excess of 1% in any 30-day period and the maximum aggregate liquidated damages payable to a selling stockholder shall be 10.0% of the aggregate subscription amount paid by such selling stockholder. Thus, in the event the registration statement of which this prospectus forms a part has not been declared effective prior to April 1, 2008, the total possible payments we would have to make pursuant to these liquidated damages would be an aggregate of $1,500,000. If we fail to pay any damages within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum. Although we do not anticipate having to pay any amounts pursuant to this provision, assuming liquidated damages of $1,500,000, one year’s interest at 18% would equal $270,000, for aggregate payments of $1,770,000.

Profits on Conversion of Preferred Stock

The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the preferred stock which was converted into common stock on March 14, 2007.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Conversion Price Of Preferred Stock(1)	Total Shares Underlying Preferred Stock	Combined Market Price of Shares Underlying Preferred Stock	Combined Conversion Price of Shares Underlying Preferred Stock	Total Possible Discount to Market Price
Core Fund, L.P.	$5.00	$2.50	100,000	$500,000	$250,000	$250,000
Vision Opportunity Master Fund, Ltd.	$5.00	$2.50	368,000	$1,840,000	$920,000	$920,000
The Pinnacle Fund	$5.00	$2.50	2,000,000	$10,000,000	$5,000,000	$5,000,000
Egatniv, LLC	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Maurice Gauchot	$5.00	$2.50	12,000	$60,000	$30,000	$30,000
Heller Capital Investments	$5.00	$2.50	300,000	$1,500,000	$750,000	$750,000
Flat Universe, LLC	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Robert J. Tursi	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Clancy G. Sullivan	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
William and Sharon Mitchell, JTWROS	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Robert A. Melnick	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Diamond Opportunity Fund, LLC	$5.00	$2.50	160,000	$800,000	$400,000	$400,000
White Sand Investor Group, L.P.	$5.00	$2.50	160,000	$800,000	$400,000	$400,000

Peter Unanue	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Millennium Partners, L.P.	$5.00	$2.50	20,000	$1,000,000	$500,000	$500,000
LB I Group Inc.	$5.00	$2.50	2,000,000	$10,000,000	$5,000,000	$5,000,000
Sand Brothers Venture Capital LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Sand Brothers Venture Capital II LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Sand Brothers Venture Capital III LLC	$5.00	$2.50	180,000	$900,000	$450,000	$450,000
Sand Brothers Venture Capital IV LLC	$5.00	$2.50	100,000	$500,000	$250,000	$250,000
2116 Partners	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Katie and Adam Bridge Partners LP	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Miracle Growth LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
David J. Rosenfeld	$5.00	$2.50	10,000	$50,000	$25,000	$25,000
Grossman Family Trust	$5.00	$2.50	30,000	$150,000	$75,000	$75,000
Myron F. Steves, Jr.	$5.00	$2.50	40,000	$200,000	$100,000	$100,000

Total			6,000,000	$30,000,000	$15,000,000	$15,000,000

(1) All shares of preferred stock were converted into shares of common stock on March 14, 2007.

The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the common stock purchase warrants issued in connection with the January 26, 2007 private placement.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Total Shares Underlying $0.30 Warrant	Total Shares Underlying $2.50 Warrant	Combined Market Price of Shares Underlying All Warrants	Combined Conversion Price of Shares Underlying All Warrants	Total Possible Discount to Market Price
Core Fund, L.P.	$5.00	25,000	8,333	$166,665	$28,333.50	$138,332.50
Vision Opportunity Master Fund, Ltd.	$5.00	92,000	30,667	$613,335	$104,267.50	$509,067.50
The Pinnacle Fund	$5.00	500,000	166,667	$3,333,335	$566,668.50	$2,766,667
Egatniv, LLC	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Maurice Gauchot	$5.00	3,000	1,000	$20,000	$5,667.50	$16,600
Heller Capital Investments	$5.00	75,000	25,000	$500,000	$85,000	$415,000
Flat Universe, LLC	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Robert J. Tursi	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Clancy G. Sullivan	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
William and Sharon Mitchell, JTWROS	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Robert A. Melnick	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Diamond Opportunity Fund, LLC	$5.00	40,000	13,333	$266,665	$45,332.50	$221,332.50
White Sand Investor Group, L.P.	$5.00	40,000	13,333	$266,665	$45,332.50	$221,332.50
Peter Unanue	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Millennium Partners, L.P.	$5.00	50,000	16,667	$333,335	$56,667.50	$276,667.50
LB I Group Inc.	$5.00	500,000	166,667	$3,333,335	$566,667.50	$2,766,667.50
Sand Brothers Venture Capital LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Sand Brothers Venture Capital II LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Sand Brothers Venture Capital III LLC	$5.00	45,000	15,000	$300,000	$50,500	$249,500
Sand Brothers Venture Capital IV LLC	$5.00	25,000	8,333	$166,665	$28,332.50	$138,332.50
2116 Partners	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Katie and Adam Bridge Partners LP	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Miracle Growth LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
David J. Rosenfeld	$5.00	2,500	833	$16,665	$2,832.50	$13,832.50
Grossman Family Trust	$5.00	7,500	2,500	$50,000	$8,500	$41,500
Myron F. Steves, Jr.	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50

Total		1,500,000	500,000	$10,000,000	$1,700,000	$8,300,000

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Total Shares Underlying $2.75 Warrant	Combined Market Price of Shares Underlying All Warrants	Combined Conversion Price of Shares Underlying All Warrants	Total Possible Discount to Market Price
Maxim Group LLC	$5.00	300,000	$1,500,000	$825,000	$675,000

Although we used a market price of $5.00, we believe this price does not reflect the true value of our securities at that time due to the fact that (i) we were operating as a public shell, (ii) the trading volume in the common stock was extremely low and highly speculative, and (iii) the total public float represented less than 3% of our common shares outstanding following the private placement described elsewhere in this prospectus and Plan of Recapitalization. On January 26, 2007 only 1,000 shares were traded, as adjusted by the reverse stock split (less than one hundredth of one percent of our common stock), and the average trading volume during the month of January 2007 was 496 shares. If we were to use $5.00 as the share price as representative of the underlying total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) such amount would be $41,500,000; an amount clearly not representative of the value of these securities at that time. Accordingly, we believe the market price as established by the private placement of $2.01 is the best estimate of the fair value of the securities at the time of the private placement.

Comparison of Company Proceeds from January Private Placement to Potential Investor Profit

Gross Proceeds from January 2007 Financing:	$15,000,000
Less Payments Made or Required to be Made to Selling Security Holders and Any of Their Affiliates:	$1,654,940	(1)
Resulting Net Proceeds from January 2007 Financing:	$13,345,060
Total Possible Discount to Market Price of Stock Registered Hereunder:	$(23,975,000)

(1)
As indicated in the preceding table, this amount is with respect to payments already made to the placement agent and we are unable at this time to estimate the amount of payments which may be required to be made to selling security holders

All shares of preferred stock were converted on March 14, 2007 into 6,000,000 shares of common stock, at a fixed price of $2.50 per share, with no conversion discount or profit given to selling stockholders, and there are no longer any shares of preferred stock outstanding.

The following table sets forth (a) the number of shares outstanding prior to the convertible preferred stock transaction held by persons other than the selling stockholders, affiliates of the company, and affiliates of the selling stockholders, (b) the number of shares registered for resale by the selling stockholders or their affiliates in prior registration statements, (c) the number of shares registered for resale by the selling stockholders or their affiliates that continue to be held by such stockholders or affiliates, (d) the number of shares sold in registered resale transactions by the selling stockholders or their affiliates and (e) the number of shares registered for resale on behalf of the selling stockholders or their affiliates in the current transaction. These numbers do not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the convertible preferred stock transaction held by persons other than selling stockholders, affiliates of the company and affiliates of selling stockholders	1,555,426

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	-

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders	-

Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	-

Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	6,000,000

Company’s Intention and Ability to Satisfy its Obligations to Selling Stockholders

We have the intention, and a reasonable basis to believe, we will have the financial ability to make payments on the outstanding warrants in both cash and shares of our common stock, if any. We have duly accounted for such payments as part of our strategic plan.

Existing Short Positions by Selling Stockholders

Based upon information provided by the selling stockholders, we have a reasonable belief no selling stockholders currently have a short position in our common stock.

Relationships and Arrangement with Selling Stockholders, Affiliates and Parties with Whom Any Selling Stockholders Have Contractual Relationships

We have the following relationships or arrangements with the selling stockholder, an affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction:

Maxim Group, LLC, one of the selling stockholders, is an NASD member broker-dealer and acted as our exclusive placement agent in connection with the sale of the Units. Maxim received the following compensation for its services as placement agent in the private placement: (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) 300,000 warrants exercisable at $2.75 per share. A copy of the Placement Agency Agreement with Maxim Group LLC was filed as Exhibit 10.4 to the Current Report on Form 8-K filed February 1, 2007.

In addition, Egatniv, LLC, one of the selling stockholders, is an affiliate of Vintage Filings LLC, our printing services provider since January 2007. Since that time, we have paid Vintage Filings LLC an aggregate of $19,861.02 for services rendered. No written contract exists between the Company and Egatniv, LLC or Vintage Filings LLC.

Method for Determining the Number of Shares Being Registered Hereunder

We are registering the exact number of: (i) all shares of our common stock which were previously issued upon the conversion of all Series B Preferred Stock, to holders of our Series B Preferred Stock, and (ii) all the shares of our common stock issuable on the exercise of warrants issued to the selling stockholders, each purchased in the private placement, as further described herein.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Other Matters

Any NASD member participating in the distribution of the shares offered under this prospectus will be subject to compliance with NASD rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of the NASD.

Maxim Group, LLC acted as our placement agent in our private placement in January 2007. In addition to cash compensation and fees and expenses paid to our placement agent, we issued Maxim Group warrants for the purchase of up to 300,000 common shares, with an exercise price of $2.75 per share. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Such warrants contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with the NASD Rules of Fair Practice. We have also granted Maxim Group a right of first refusal until January 2008 to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings. Pursuant to a requirement by the NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Our directors are elected at the annual meeting of stockholders and hold office until their successors are elected and qualified. Our officers are appointed annually by the board of directors and serve at the pleasure of the board. There are no family relationships between any of our officers or directors.

Our directors and executive officers as of January 5, 2009 are as follows:

Name	Age	Position
Richard W. Turner, Ph.D.	62	Chairman, Chief Executive Officer and Director ( Parent and Operating Subsidiary )

Howard M. Haft, MD	59	Executive Vice President and Chief Medical Officer ( Parent )

John Pappajohn	80	Director ( Parent and Operating Subsidiary )

Edward B. Berger	79	Director ( Parent )

Terry E. Branstad	61	Director ( Parent )

John W. Colloton	77	Director ( Parent )

Thomas W. Fry	64	Chief Financial Officer and Secretary ( Parent and Operating Subsidiary )

Richard Turner, Ph.D. - Chairman, Chief Executive Officer and Director of Parent and Operating Subsidiary

Dr. Turner is currently our Chairman, Chief Executive Officer and a Director. Prior to May 2008 he served as President and Chief Operating Officer. Prior to consulting for Pace Health Management Systems, Inc., our predecessor in interest, in May of 2006, Dr. Turner served as President and Chief Executive Officer of EyeTel Imaging from January 2004 to May 2006. Prior to January 2004, Dr. Turner served as President and Chief Executive Officer of BEI Medical Systems (“BEI Medical”), a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific for approximately $95 million in 2002. Previously, President of the Healthcare Group for the Cooper Companies, Dr. Turner has held executive leadership positions in the medical industry for approximately 25 years, including President and Director of CooperLaserSonics, Inc., President of CooperVision,Inc., President and Chief Executive Officer/Director of Pancretec, Inc. (sold to Abbott Labs, Inc.) and President of Kay Laboratories (sold to Baxter, Inc.). Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University.

Howard Haft, MD - Executive Vice President and Chief Medical Officer of Parent

Dr. Haft is a founder of Conmed, Inc. and acted as Director and Chief Medical Officer of Conmed, Inc. from 1984 to January 2007. He also serves as the President of the Maryland Healthcare Associates and Georgetown Affiliate Multispecialty Group Practice. He serves on the Board of Directors of Apollo Medical Corporation that provides practice management services to Maryland Healthcare Associates. He also serves as President of the Maryland Foundation for Quality Healthcare, a not for profit corporation providing healthcare education to the underprivileged of Maryland. Dr. Haft holds a Medical Degree from Penn State University, Residency in Internal Medicine from Brown University, a Masters in Medical Management from Tulane University, and is recognized as a Certified Physician Executive by the American College of Physician Executives. He is Board Certified in Internal Medicine and Emergency Medicine.

John Pappajohn - Director of Parent and Operating Subsidiary

Mr. Pappajohn has been a Director of Pace Health Management Systems, Inc., our predecessor in interest, since 1995 and is a member of our Audit Committee and Chairman of our Compensation Committee. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: Allion Healthcare, Inc., American CareSource Holdings, Inc., Pharmathene, Inc., SpectraScience, Inc. and Careguide, Inc. Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years and has served as a director of more than 40 public companies. Mr. Pappajohn received his B.S.C. from the University of Iowa.

Edward B. Berger - Director of Parent

Mr. Berger has served on our board of directors since March 2007 and is Chairman of our Audit Committee and a member of our Compensation Committee. For the past 25 years, Mr. Berger has been President of Berger Equities Inc., a real estate investment firm owned by Mr. Berger and his spouse. For the past two years, Mr. Berger has been the sole owner and member of A Plus Consulting LLC. Since 2006, Mr. Berger is an executive director of American Caresource Holdings, Inc. Mr. Berger has extensive experience in the healthcare industry, having served as past President and CEO of Palo Verde Hospital, past President and member of the Board of Trustees of Kino Community Hospital, and past member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, Arizona. Until his resignation in November 2007, Mr. Berger was the Chief Executive Officer and sole director of CardSystems Solutions, Inc. ("CardSystems"), a privately-held credit card processing company. Mr. Berger became an independent director of CardSystems in June 2002. In 2006, CardSystems agreed to settle Federal Trade Commission charges that its failure to take appropriate security measures to protect consumer information was an unfair practice that violated federal law and caused security breaches, which resulted in fraudulent consumer credit card purchases. By way of settlement, CardSystems agreed to implement a comprehensive information security program and obtain audits by an independent third-party security professional every other year for 20 years. On May 11, 2006, the Board of Directors of CardSystems determined that it was in the best interests of its stockholders to liquidate its assets in a Chapter 11 bankruptcy. Upon the resignation of each member of the Board of Directors, at the request of certain stockholders of CardSystems, Mr. Berger became the sole director and Chief Executive Officer of CardSystems. On May 12, 2006, Mr. Berger caused CardSystems to file for bankruptcy protection under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. As its liquidating agent, Mr. Berger oversaw CardSystems' Chapter 11 bankruptcy and liquidation. With the liquidation of CardSystems nearing completion, Mr. Berger resigned as the Chief Executive Officer and sole director of CardSystems in November 2007. Mr. Berger received a Juris Doctorate from New York Law School and a Masters Degree in Education as well as a Bachelor of Arts Degree in History and English from the University of Arizona. Mr. Berger is currently an Adjunct Professor in Political Science at Pima Community College and recently retired as Chairman of the MBA Advisory Council, Eller Graduate School of Management at the University of Arizona.

Terry E. Branstad - Director of Parent

Governor Branstad has served on our board of directors since April 2007 and is a member of our Audit and Compensation Committees. Governor Brandstad served as Governor of the State of Iowa from January 1983 to January 1999. After leaving the governor's office in 1999, he established Branstad and Associates, L.C., located in West Des Moines, and became a partner in the firm of Kaufman, Patee, Branstad & Miller, a public policy firm based in Washington, D.C. Since August 2003 he has been the President of Des Moines University. Governor Branstad also serves as a director of the Iowa Health System, Cementech, Advanced Analytical Technologies, Inc. and Liberty Bank FSB, all private companies. He is a public member of the American Institute of Certified Public Accountants Board. He served as a director of Featherlite, Inc., a public company, from 1999 until 2006. He was a partner in general law practice in Lake Mills, Iowa, from 1974 through 1982. Governor Branstad earned an undergraduate degree from the University of Iowa in 1969 and a law degree from Drake University in Des Moines in 1974.

John W. Colloton - Director of Parent

Mr. Colloton has served as one of our directors since July 2007 and is a member of our Audit Committee. He is currently Director Emeritus of the University of Iowa Hospitals and Clinics and serves as the lead director of Wellmark, Inc. (Iowa-South Dakota Blue Cross and Blue Shield) and as a director of AmericanCareSource in Dallas, Texas. From 1989 to 2003, Mr. Colloton served as a director of Baxter International Inc. and from 2004 to 2006, he served as a director of Allion Healthcare Inc. From 1971 to 1993, Mr. Colloton was director and Chief Executive Officer of the University of Iowa Hospitals and Clinics, and from 1993 through 2000, he served as Vice President of the University of Iowa for Statewide Health Services. Mr. Colloton received his B.A. in business administration from Loras College and holds a masters degree in hospital administration from the University of Iowa.

Thomas W. Fry - Chief Financial Officer and Secretary of Parent and Operating Subsidiary

Prior to joining Pace, our predecessor in interest, in September of 2006, Mr. Fry served as Chief Financial Officer of Vasomedical, Inc. from September 2003 to September 2006 and as Vice President, Finance and Administration of BEI Medical Systems Company, Inc. from September 1997 until December 2002. From October 1992 until November 1997, Mr. Fry was Vice President, Finance and Administration of BEI’s predecessor company of the same name, which merged into BEI Medical Systems Company, Inc. in November 1997. Mr. Fry has held various executive financial positions for approximately 27 years, including Corporate Controller of Disctronics Ltd. from 1989 to 1992, Controller and Chief Financial Officer of Cavitron, Inc./CUSA, a medical device, engineering and manufacturing subsidiary of Cooper Laser Sound and Pfizer, from 1986 to 1989, and Manager of Profit Planning and Manufacturing Controller of Chesebrough-Ponds International, from 1979 to 1986. Prior to that time, Mr. Fry was employed by Chesebrough-Ponds and GTE in various accounting and financial management positions. Mr. Fry graduated from Southeast Missouri State University with a Bachelor of Science degree, and earned his M.B.A. from Pace University.

Director Independence

Although we are not required to adopt director independence standards, in order to identify our directors and/or director-nominees who may qualify as independent directors, we have adopted the director independence standards of NASDAQ. The Board has reviewed each of the directors’ relationships with the Company in conjunction with such standard and has affirmatively determined that three of our directors, John Colloton, Edward Berger and Terry Brandstad, are independent of management and free of any relationship that would interfere with their independent judgment as members on the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of John Pappajohn (Chairman), Edward Berger and Terry Branstad. No member of this Committee is or has been an officer or employee of the Company or a subsidiary of the Company or had any relationship or transaction with the Company requiring disclosure under this item. Notwithstanding the foregoing, please see the disclosure under the heading “Certain Relationships and Related Transactions”. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2007, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, except that (i) two reports, covering a total of four transactions were not timely filed by our Chairman, John Pappajohn, (ii) one report, covering a total of one transaction was not timely filed by our Chairman, Chief Executive Officer and Director, Dr. Richard Turner, Ph.D., (iii) one report, covering a total of one transaction was not timely filed by our Secretary and Chief Financial Officer, Thomas W. Fry, (iv) one report, covering a total of one transaction was not timely filed by our Executive Vice President and Chief Medical Officer, Dr. Howard Haft, M.D., and (v) two reports, covering a total of nine transactions were not timely filed by our Director, Edward Berger.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the names and beneficial ownership of our Common Stock owned as of December 9, 2008, by: (i) each of our directors and executive officers, (ii) all of our directors and executive officers as a group, and, (iii) to the best of our knowledge, all holders of 5% or more of the outstanding shares of our Common Stock. Unless otherwise noted, the address of all the individuals and entities named below is care of Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076.

	Number of Shares of Common Stock(1)	% of Class(2)

John Pappajohn (3)	2,582,786	20.7%
Richard Turner (5)	560,000	4.5%
Edward B. Berger (4)	40,027	*
Terry E. Branstad (4)	25,027	*
Howard M. Haft (6)	575,001	4.6%
Thomas W. Fry (6)	59,000	*
John W. Colloton	19,676	*
All directors and named executive officers as a group	3,861,517	31.0%

5% OR MORE STOCKHOLDERS:

Gainesborough, LLC 420 Bedford Street, Suite 110 Lexington MA, 02420	811,301	6.5%

Lehman Brothers (7) 745 Seventh Avenue New York, New York 10019	2,666,667	21.4%

James H. Desnick, M.D. (8) Medical Management of America, Inc. P.O. Box 1759 Highland Park, IL 60035-1759	1,177,870	9.4%
________________

* Less than 1% of our common stock

(1) Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community proper.

(2) Based on 12,457,539 outstanding shares of common stock as of December 9, 2008.

(3) Mr. Pappajohn's beneficial ownership includes 5,000 shares of common stock held by Halkis, Ltd, and 5,496 shares of common stock held by the John and Mary Pappajohn Scholarship Foundation, both affiliates of Mr. Pappajohn and 2,497,846 shares of common stock plus options to purchase 24,444 shares of common stock issued under the 2007 Stock Option Plan that may be acquired within 60 days of December 9, 2008 at $2.55 per share.

(4) Mr. Berger's and Mr. Branstad's beneficial ownership each includes options to purchase 25,027 shares of common stock issued under the 2007 Stock Option Plan that may be acquired within 60 days of December 9, 2008 at $3.30 per share.

(5) Dr. Turner’s beneficial ownership includes 10,000 shares of common stock and options to purchase 550,000, shares of common stock, issued under the 2007 Stock Option Plan that may be acquired within 60 days of December 9, 2008 at $2.01 per share.

(6) Dr. Haft's and Mr. Fry's beneficial ownership includes options to purchase 41,667 and 59,000 shares of common stock, respectively, issued under the 2007 Stock Option Plan that may be acquired within 60 days of December 9, 2008 at $2.01 per share.

(7) Based upon information obtained from the Schedule 13G filed with the SEC on March 23, 2007. Includes 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

(8) Based upon information obtained from the Schedule 13D filed with the SEC on October 24, 2008. Includes 91,570 shares of common stock issuable upon exercise of warrants at $0.30 per share.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. There are 12,457,539 shares of common stock issued and outstanding and no shares of preferred stock outstanding as of December 9, 2008. The following is a summary of some of the provisions of our common stock and of our certificate of incorporation.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of blank check preferred stock, the rights, privileges and preferences of which may be designated by our board of directors from time to time. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of our stockholders. These shares may have rights which are senior to our common stock. Preferred stock may be issued in the future in connection with acquisitions, finances or such other matters as our board of directors deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a certificate of designation, setting forth the series of such preferred stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

There are currently no plans, understandings or arrangements for the sale or issuance of any shares of our preferred stock.

Warrants and Options

Existing Warrants @ $0.30 per share

On October 24, 2005, Pace, our predecessor in interest, issued 750,000 warrants to purchase common stock. Of these warrants, 600,000 were issued to John Pappajohn and the remaining 150,000 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $0.50, which exceeded the market price of the common stock at the time of issuance. The value of the warrants was separately estimated at $0.01 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five year warrant. As part of the private placement, Mr. Pappajohn relinquished the 600,000 warrants that were issued to him, and the remaining 150,000 warrants issued to his designees were adjusted to 250,000 warrants (post-Plan of Recapitalization) to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010.

Investor Warrants @ $0.30 per share

In connection with the private placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 25% of such investor’s subscription amount divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $0.30. We issued to investors warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable at $0.30 per share, expiring five years from March 13, 2007.

Investor Warrants @ $2.50 per share

In connection with the private placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 8.3% of such investor’s subscription amount divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $2.50 per share. We issued to investors warrants to purchase an aggregate of 500,000 shares of common stock, exercisable at $2.50 per share, expiring five years from March 13, 2007.

Placement Agent Warrants @ $2.75 per share

In connection with the private placement we issued to the Maxim Group LLC a warrant to purchase 300,000 shares of common stock, or 5% of the common stock issuable upon conversion of the Series B Preferred Stock, at an exercise price equal to $2.75 per share and expiring five years from the date of grant.

In sum, we have outstanding warrants to purchase an aggregate of 2,550,000 shares of common stock, and we have reserved shares of its common stock for issuance in connection with the potential exercise thereof.

Common stock options

The Board of Directors has adopted, and our stockholders have approved, the 2007 Stock Option Plan (the “2007 Plan”). The 2007 Plan provides for the grant of up to 1,600,000 incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable.

Shares Eligible for Future Sale

As of December 9, 2008, 12,457,539 shares of our common stock are outstanding. As of November 11, 2008, there were 72 shareholders of record of our common stock. Of these shares, approximately 6,000,000 shares of common stock will be freely tradable without restriction upon effectiveness of the registration statement of which this prospectus is a part. 5,800,026 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned the restricted shares of common stock proposed to be sold for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Transfer Agent

Our transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64875, St. Paul, MN 55164-0875.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATIONS

General

Prior to January 26, 2007, we were classified as a public shell and had no ongoing operations, minimal operating expenses, no employees and operated under the name Pace.

On January 26, 2007, we acquired Conmed, Inc. in the Acquisition. Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including pharmacy and out-of-facility healthcare expenses. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland. As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of us and the business of Conmed, Inc. is now our primary business. On March 13, 2007, we changed our name to Conmed Healthcare Management, Inc.

Since the Acquisition, we have continued to expand by adding eight medical contracts in eight counties. We have also expanded the services provided in several counties where we were previously providing services. In addition, on February 29, 2008, we purchased nine medical service contracts with six counties in the State of Oregon from Emergency Medical Documentation Consultants, P.C. (“EMDC”) to expand our presence in the Pacific Northwest, and on November 4, 2008, we acquired Correctional Mental Health Services, LLC (“CMHS”), a provider of mental health services in the State of Maryland. As of September 30, 2008, we were in contract with, and currently providing medical services in thirty-two counties in six states including: Arizona, Kansas, Maryland, Oregon, Virginia and Washington.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our condensed financial statements. These condensed financial statements have been prepared following the requirements of accounting principles generally accepted in the United States (“GAAP”) for interim periods and require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and related medical expense accruals (“IBNR”) and amortization and potential impairment of intangible assets and goodwill and stock-based compensation expense. As these are condensed financial statements, one should also read expanded information about our critical accounting policies and estimates provided in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in our Form 10-KSB for the year ended December 31, 2007. There have been no material changes to our critical accounting policies and estimates from the information provided in our 10-KSB for the year ended December 31, 2007.

A summary of our critical accounting policies is as follows:

Accounting Estimates and Assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our methods of revenue recognition from contracts are based primarily on estimates as are accrued expenses. Actual results could differ from those estimates.

Acquisition
The acquisition of Conmed, Inc. was recorded based on Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations ("SFAS 141"), using the purchase method. Under purchase accounting, assets acquired should be stated on the financial statements at "fair value" (see definition in Standard of Value section below). SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet one of two criteria, (1) the contractual-legal criterion, or (2) the separability criterion. SFAS 141 also requires disclosure of the primary reasons for business combination and the allocation of the purchase price paid to the assets acquired and the liabilities assumed by major balance sheet caption.

We employed an independent valuation firm to assist management in the identification of the intangible assets acquired and in estimating the fair value of those assets. Estimates of the fair value of the identifiable intangible assets acquired in the Acquisition as of January 26, 2007, are as follows:

Asset	Fair Value
Service contracts acquired	$4,500,000
Non-compete agreements	1,000,000
Goodwill	4,852,338
Total	$10,352,338

Asset Purchase
On February 29, 2008, we completed the purchase of all of the assets of EMDC, P.C. (the “Asset Purchase”). The Asset Purchase was recorded based on SFAS 141 using the purchase method as further described above. Estimates of the fair value of the identifiable intangible assets acquired in the Asset Purchase as of February 29, 2008, are as follows:

Asset	Fair Value
Service contracts acquired	$242,000
Non-compete agreements	120,000
Goodwill	216,140
Total	$578,140

Net Cash Paid
Purchase Price	$578,140
Stock Issued	(150,000)
Note Issued	(132,275)
Warrants Issued	(50,012)
Total	$245,853

The Company has an adjustable note payable in connection with the Asset Purchase in the principal amount of $140,000. The note requires monthly payments of $5,833 including interest at 0%, as such, the note is recorded at its present value, using an imputed 6% interest rate, of $132,275. On February 1, 2009, the remaining balance owed shall be adjusted, up or down, based on the performance of the Company’s Northwest Operating Territory.

Service Contracts Acquired
There are material costs in obtaining a customer list, especially customers with recurring revenue streams. The value of service contracts acquired is represented by the future revenue streams; therefore, the income approach is the most applicable fair value measurement approach to value these assets. The operating income streams of service contracts acquired was calculated based on net present value of estimated earnings at an interest rate of 20%. Operating income streams were estimated on a contract by contract basis and an overall cost factor was used to estimate management expenses. Service contracts acquired are amortized over the life of each individual contract, ranging from approximately one to four years.

Projected amortization of service contracts for the next three years:

For the Twelve Months ended September 30,	Amortization
2009	$1,198,000
2010	375,000
2011	143,000
$1,716,000

Accumulated amortization of service contracts as of September 30, 2008 and 2007 was $3,026,000 and $1,382,000, respectively and as of December 31, 2007 and 2006 was $1,801,000 and zero, respectively.

Non-Compete Agreements
Non-compete agreements are generally acquired as part of our acquisition agreements. Key considerations in estimating the value of non-compete agreements include consideration of the potential losses resulting from such competition, the enforceability of the terms of the agreement, and the likelihood of competition in the absence of the agreement. Non-compete agreements are amortized over the lives of the agreements, approximately two to four years.

Projected amortization of non-compete agreements for the next three years:

For the Twelve Months ended September 30,	Amortization
2009	$329,000
2010	247,000
2011	57,000
$633,000

Accumulated amortization of non-compete agreements as of September 30, 2008 and 2007 was $487,000 and $184,000, respectively and as of December 31, 2007 and 2006 was $251,000 and zero, respectively.

Goodwill
We recorded as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. SFAS No. 142, Goodwill and Other Intangible Assets, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. Since creation of the goodwill there have been no indicators of impairment. We have elected to perform our annual analysis during the fourth quarter of each fiscal year.

Revenue Recognition
Our principal source of revenue is contracts to provide medical assistance to state and local correctional facilities. Deferred revenue represents amounts that may be paid in advance of delivery under these contracts.

Most of our contracts call for a fixed monthly fee. In addition, most contracts have incremental charges based on the average daily population ("ADP") of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts are recognized ratably for fixed fees, or monthly for contracts with variable charges based on ADP. We have one contract that partially operates on a cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from the date of invoice.

Certain contracts include "stop/loss" limits, which create a ceiling to our financial responsibility for an individual inmate's care or a maximum amount in the aggregate for certain categories of medical expenses, whereby we are protected from catastrophic medical losses. In circumstances where a stop/loss is reached, we are reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by us is recorded as revenue. During the nine month period ended September 30, 2008, the 248-day period ended September 30, 2007, and the 25-day period ended January 25, 2007, we received stop/loss reimbursements of approximately $858,000, $276,000 and $15,000, respectively, which were included in revenue. During the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007 and the twelve month period ended December 31, 2006, we received stop/loss reimbursements of approximately $321,000, 15,000 and $173,000, respectively.

Accrued Medical Claims Liability
Medical expenses include the costs associated with medical services provided by off-site medical providers; pharmacy, laboratory and radiology fees; professional and general liability insurance as well as other generally related medical expenses. The cost of medical services provided, administered or contracted for are recognized in the period in which they are provided based in part on estimates for unbilled medical services rendered through the balance sheet date. The Company estimates an accrual for unbilled medical services using available utilization data including hospitalization, one-day surgeries, physician visits and emergency room and ambulance visits and other related costs, which are estimated. Additionally, Company personnel review certain inpatient hospital stays and other high cost medical procedures and expenses in order to attempt to identify costs in excess of the historical average rates. Once identified, reserves are determined which take into consideration the specific facts available at that time.

Actual payments and future reserve requirements will differ from the Company’s current estimates. The differences could be material if significant adverse fluctuations occur in the healthcare cost structure or the Company’s future claims experience. Changes in estimates of claims resulting from such fluctuations and differences between estimates and actual claims payments are recognized in the period in which the estimates are changed or the payments are made.

Stock Compensation
Effective January 1, 2006, we adopted SFAS No. 123 Revised, Shared-Based Payments ("SFAS 123R"), using the modified prospective transition method. Prior to that date, we accounted for stock option awards under Accounting Principles Board Opinion No. 25. In accordance with SFAS 123R, compensation expense for stock-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation began on January 1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. The exercise price of options granted under our incentive plans is equal to the fair market value of the underlying stock at the grant date. We assume no projected forfeitures on stock-based compensation, since actual historical forfeiture rates on our stock-based incentive awards have been negligible.

Income Taxes
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently adopted accounting standards

Financial instruments include cash, receivables, accounts payable, accrued expenses, deferred revenue and long-term debt. We believe the fair value of each of these instruments approximates their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and current liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which we believe would currently be available to us for similar issues of debt, taking into account our current credit risk and the other market factors.

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). In February 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, we have adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 had no material effect to the financials or related disclosure.

Effective January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect the fair value option under this Statement to specific assets or liabilities.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(Revised), Business Combinations ("SFAS 141R"). SFAS 141R replaces the original SFAS No. 141. This statement applies to all transactions in which an entity obtains control of one or more businesses. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values, with limited exceptions, as of the acquisition date. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The Statement generally requires that acquisition costs be expensed. This Statement is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of this Statement will have a material impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements ("SFAS 160"). SFAS 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) to be clearly identified, labeled and presented in the consolidated statement of financial condition separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. The Statement is effective beginning January 1, 2009. We do not expect the adoption of this Statement will have a material impact on our financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133, (“SFAS No. 161”). SFAS No. 161 enhances the disclosure. We do not expect the adoption of this Statement will have a material impact on our financial position or results of operations.

Presentation of share and per share information

All common stock share and per share information has been adjusted to reflect the 1 for 20 reverse stock split effective on March 14, 2007.

Results of Operations

Nine Months Ended September 30, 2008 compared to Nine Months Ended September 30, 2007
The following discussion of financial results below is derived from proforma unaudited financial statements for the nine months ended September 30, 2007 prepared on the basis that the acquisition of Conmed, Inc. was completed on December 31, 2006. The proforma adjustments were based on available information and on assumptions we believe are reasonable under the circumstances. The unaudited proforma financial information is presented for informational purposes and is based on management’s estimates. The unaudited proforma statements of operations do not purport to represent what results of operations actually would have been if the transactions set forth above had occurred on the dates indicated or what results of operations will be for future periods. Proforma adjustments include consolidation of us and Conmed, Inc. for the full nine-month period plus an adjustment to reflect the amortization of intangible assets, which increased depreciation and amortization on the proforma unaudited financial statements by approximately $184,000.

	Nine Months Ended September 30, 2008		Nine Months Ended September 30, 2007
	Amount	% of Revenue	Amount	% of Revenue
Service contract revenue	$28,362,281	100.0%	$18,484,997	100.0%

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	14,695,467	51.8%	9,483,499	51.3%
Medical expenses	7,702,791	27.2%	4,929,637	26.7%
Other operating expenses	933,932	3.3%	696,781	3.8%
Total healthcare expenses	23,332,190	82.3%	15,109,917	81.7%

Gross profit	5,030,091	17.7%	3,375,080	18.3%

OPERATING EXPENSES:
Selling, general & administrative expenses	4,574,429	16.1%	3,258,714	17.6%
Depreciation and amortization	1,533,870	5.4%	1,770,744	9.6%
Total operating expenses	6,108,299	21.5%	5,029,458	27.2%

Operating loss	(1,078,208)	(3.8)%	(1,654,378)	(8.9)%

Net interest income and (expense)	140,364	0.5%	225,183	1.2%

Loss before income taxes	(937,844)	(3.3)%	(1,429,195)	(7.7)%

Income tax (benefit)	--	0.0%	--	0.0%

Net (loss)	$(937,844)	(3.3)%	$(1,429,195)	(7.7)%

Revenues
Net revenue from medical services provided primarily to correctional institutions for the nine months ended September 30, 2008 and 2007, was $28,362,281 and $18,484,997, respectively, which represents an increase of $9,877,284 or 53.4%. Net loss was $937,844 or 3.3% of revenue and $1,429,195 or 7.7% of revenue for the nine months ended September 30, 2008 and 2007, respectively, which represented a decreased loss of $491,351.

The increase in revenue for the nine months ended September 30, 2008 compared to the same period for the prior year resulted from the addition of new contracts. Together these contracts accounted for approximately $7,521,000 or 76.1% of the increase in revenue for the period. Revenue improvement totaling approximately $1,740,000, or 17.6% of the increase; resulted primarily from expansion of the services provided plus other volume related activities with a number of our existing contracts in which we were providing services prior to 2007. Price increases related to existing service requirements totaled approximately $616,000 or 6.2% of the increase.

Healthcare Expenses
Salaries and employee benefits
Salaries and employee benefits for healthcare employees were $14,695,467 or 51.8% of revenue for the nine month period ended September 30, 2008, compared to $9,483,499 or 51.3% of revenue for the same nine month period in 2007. The increase in spending for salaries and employee benefits of $5,211,968 or 55.0% is primarily due to the addition of new healthcare employees required to support the increased staffing requirements resulting from our new medical service contracts and expansions in some of our existing agreements.

Medical expenses
Medical expenses for the nine months ended September 30, 2008 and 2007 were $7,702,791 or 27.2% of revenue and $4,929,637 or 26.7% of revenue, respectively, which represented an increase of $2,773,154 or 56.3%. The increase in spending for medical expenses primarily reflects increases for medical services both in and out of facilities plus increased expenditures for pharmacy and radiology services. The increase in spending as a percentage of revenue results from an increase in out-of-facility expenses for hospitalization and other related expenditures plus expansion of our service contracts in Yakima, WA and Dorchester, MD to include pharmacy services.

Other operating expenses
Other operating expenses were $933,932, or 3.3% of revenue, for the nine months ended September 30, 2008, compared to $696,781, or 3.8% of revenue, for the nine month period ended September 30, 2007. The increase of $237,151 in spending is directly related to the increase in the number of inmates served as a result of the new service contracts. The decrease in other medical expenses as a percentage of revenue reflects lower expenditures on employee advertising and insurance partially offset by increased travel.

Operating Expenses
Selling, general and administrative expenses
Selling, general and administrative expenses for the nine months ended September 30, 2008 and 2007 were $4,574,429 or 16.1% of revenue and $3,258,714 or 17.6% of revenue, respectively. The increase of $1,315,715 or 40.4% primarily reflects investment in additional management and administrative personnel required to support the Company due to the increase in service contracts as well as additional costs associated with our new headquarters at Hanover, Maryland. Equity based compensation for the nine month period ended September 30, 2008 and 2007 was $423,221 and $423,000, respectively.

Depreciation and amortization
Depreciation and amortization primarily reflects the amortization of intangible assets related to the acquisition of Conmed, Inc. in January 2007 and the purchase of medical service contracts from EMDC in February 2008. Amortization of service contracts acquired for the nine months ended September 30, 2008 was $1,225,000, compared to $1,539,000 for the proforma nine month period ended September 30, 2007. The reduced amortization primarily reflects certain individual medical service contracts that have become fully amortized. Amortization of non-compete agreements was $236,000 and $200,000 for the nine month periods ended September 30, 2008 and 2007, respectively. Depreciation expense increased to $72,870 for the three months ended September 30, 2008, compared to $31,744 for the three months ended September 30, 2007 due primarily to capital expenditures associated with the new corporate office in Hanover, Maryland.

Interest income
Interest income for the nine months ended September 30, 2008 and 2007 was $145,085 and $228,914, respectively, reflecting lower short-term average interest rates for the current period that were partially offset by higher cash balances.

Interest expense
Interest expense for the third quarter increased to $4,721 in 2008 compared to $3,731 in 2007.

Income tax expense
Management applied a valuation allowance against certain deferred tax assets because of a limited history of taxable income, the long-term nature of the deferred tax asset and certain limitations regarding the utilization of the net operating loss carryforwards. We have recorded a current tax payable for the amount of tax that is expected to be paid for the current year and we have recognized a deferred tax asset limited to tax paid or expected to be paid. As a result, we have an effective tax rate of zero and there is no tax expense shown in the financial statements for the nine months ended September 30, 2008.

Liquidity and Capital Resources

Financing is generally provided by funds generated from our operating activities.

Cash flow for the nine-month period ended September 30, 2008.
Cash as of September 30, 2008 and December 31, 2007 was $8,229,776 and $7,136,720, respectively.

Cash flows from operations totaled $1,750,791, reflecting $1,959,348 in adjustments for depreciation, amortization and stock based compensation to reconcile the net loss to net cash provided by working activities, plus $728,127 in changes in working capital components. The above was partially offset by the net loss of $936,684.

Investing activities used $603,771. The acquisition of EMDC service contracts used $245,853 and purchases of computer and office equipment primarily related to the new office facility used $357,918.

Financing activities used $53,964 reflecting payments on a promissory note in the amount of $48,178 related to the EMDC asset purchase and $5,787 on a vehicle loan.

Liquidity
We finance our activities through working capital and any funds available through operations and do not maintain a line of credit.

Loans
As of September 30, 2008, we owed $87,500 on a promissory note outstanding related to the EMDC asset purchase with zero percent interest that is reflected on the balance sheet at $84,097 and $7,429 on a vehicle loan.

Off Balance Sheet Arrangements
We are required to provide performance and payment guarantee bonds to county governments under certain contracts. As of September 30, 2008, we have three performance bonds totaling $7,845,325 and two payment bonds for $2,785,281, totaling $10,630,606. The surety issuing the bonds has recourse against our assets in the event the surety is required to honor the bonds.

Contractual Obligations
The following table presents our expected cash requirements for contractual obligations outstanding as of September 30, 2008:

	Total	Due as of 9/30/09	Due as of 9/30/10 and 9/30/11	Due as of 9/30/12 and 9/30/13	Due Thereafter
Automobile Loan	$7,030	$7,030	$--	$--	$--
Note Payable	87,500	70,000	17,500	--	--
Equipment Leases	127,967	56,097	69,716	2,154
Automobile Leases	68,089	29,776	38,313	--	--
Office Space Leased	653,427	170,917	286,321	196,190	--
Total Contractual Cash Obligations	$944,013	$333,820	$411,850	$198,344	$--

Effects of Inflation
We believe that inflation and changing prices over the past three years have not had a significant impact on our revenue or results of operations.

Potential Future Service Contract Revenue
As of September 30, 2008, we had entered into 32 agreements with county governments to provide medical and healthcare services to county correctional institutions. Most of these contracts are for multiple years and include option renewal periods which are, in all cases, at the county’s option. The original terms of the contracts are from one to nine years. These medical service contracts have potential future service contract revenue of $164 million as of September 30, 2008, with a weighted average term of 4.6 years, of which approximately $115 million relates to the option renewal periods.

Twelve-Months Ended December 31, 2007 Compared to December 31, 2006
The following discussion of financial results below is derived from proforma unaudited financial statements for the twelve months ended December 31, 2007, prepared on the bases that the Acquisition was completed on January 1, 2007 and 2006, respectively. The proforma adjustments were based on available information and on assumptions that we believe are reasonable under the circumstances. The unaudited proforma financial information is presented for informational purposes and is based on management's estimates. The unaudited proforma statements of operations do not purport to represent what results of operations actually would have been if the transactions set forth above had occurred on the dates indicated or what results of operations will be for future periods. Proforma adjustments for the twelve months ended December 31, 2007, reflect the results of the 340-day period ended December 31, 2007, and the consolidated 25-day period ended January 25, 2007, plus adjustments to reflect the amortization of intangible assets which increased depreciation and amortization by $175,442. Conmed's proforma adjustments for the twelve-month period ended December 31, 2006, include consolidation of the Company and Conmed, Inc. for the full twelve-month period, plus adjustments to reflect the amortization of intangible assets, which increased depreciation and amortization by $2,228,000 of which $176,000 is for the 25-day Predecessor period ended January 25, 2007.

	Twelve Months Ended December 31, 2007		Twelve Months Ended December 31, 2006
	PROFORMA Amount	% of Revenue	PROFORMA Amount	% of Revenue
Service contract revenue	$26,073,040	100.0%	$16,776,724	100.0%

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	13,652,623	52.4%	8,377,063	49.9%
Medical expenses	6,652,558	25.5%	4,858,654	29.0%
Other operating expenses	906,848	3.5%	641,217	3.8%
Total healthcare expenses	21,212,029	81.4%	13,876,934	82.7%

Gross profit	4,861,011	18.6%	2,899,790	17.3%

OPERATING EXPENSES:
Selling, general & administrative expenses	4,558,838	17.5%	2,274,989	13.6%
Depreciation and amortization	2,268,675	8.7%	2,268,162	13.5%
Total operating expenses	6,827,513	26.2%	4,543,151	27.1%

Operating loss	(1,966,502)	(7.5)%	(1,643,361)	(9.8)%

Net interest income	306,309	1.2%	70,154	0.4%

Loss before income taxes	(1,660,193)	(6.4)%	(1,573,207)	(9.4)%

Income tax expense	162,000	0.6%	154,000	0.9%

Net (loss)	$(1,822,193)	(7.0)%	$(1,727,207)	(10.3)%

Net revenue, as defined earlier, from medical services provided primarily to correctional institutions for the twelve months ended December 31, 2007 and 2006, was $26,073,040 and $16,776,724, respectively, which represents an increase of $9,296,316 or 55.4%. The net loss was $1,822,193 or 7.0% of revenue and $1,727,207 or 10.3% of revenue for the twelve months ended December 31, 2007 and 2006, respectively. Improvement resulting from the increase in service contract revenue and gross profit margin was offset by increased operating expenses.

Revenues
The improvement in revenue for the twelve months ended December 31, 2007 compared to the same period for the prior year resulted from the addition of new contracts with Yakima County, Washington, and Baltimore County, Maryland, in September 2006, and as a result, we only recorded revenue from these contracts for part of the year in 2006 compared to the entire year in 2007. Together, these contracts accounted for $5,094,400 or 54.8% of the increase in revenue for the period. Additionally, we entered into new medical service contracts with Jackson County, Oregon, Henrico County, Virginia, Kitsap County, Washington and Wicomico County, Maryland, which added $3,030,300 or 32.6% of the increase. Expansion of the services provided to a number of our existing contracts initiated in prior years resulted in revenue improvement totaling approximately $642,500 or 6.9% of the increase. Price increases related to existing service requirements totaled approximately $540,560 or 5.7% of the increase.

Healthcare Expenses
Salaries and Employee Benefits
Salaries and employee benefits were $13,652,623 or 52.4% of revenue for the twelve-month period ended December 31, 2007, compared to $8,377,063 or 49.9% of revenue for the twelve months ended December 31, 2006. The increase in spending for salaries, wages, and employee benefits of $5,275,560 or 63.0% is due to the addition of new healthcare employees required to support the increased staffing requirements resulting from our new medical service contracts. The primary factors causing the increase in salaries, wages, and employee benefits as a percentage of revenue was the addition of new service contracts with Yakima County, WA, which provided staffing and pharmacy services, plus Henrico County, VA, Kitsap County, WA, and Wicomico County, MD, which provided only staffing services. As a result, these contracts increased the mix of salaries, wages, and employee benefits as a percentage of total revenue as compared to contracts that provide for full service medical expenses.

Medical Expenses
Medical expenses for the twelve months ended December 31, 2007 and 2006 were $6,652,558 or 25.5% of revenue and $4,858,654 or 29.0% of revenue, respectively, which represented an increase of $1,793,904 or 36.9%. The increase in spending for medical expenses reflects increases for medical services both in and out of the facility plus increased expenditures for pharmacy and radiology services. The reduced spending in medical expenses as a percentage of revenue reflects the favorable mix of these expenses compared to salaries, wages and benefits as described above. In absolute dollars, the increased spending is primarily due to the higher revenue and the increased number of inmates covered by our services under the new service contracts. The reduction in spending as a percentage of revenue results primarily from lower expenditures for hospitalization and related out-of-facility costs at two correctional institutions.

Other Operating Expenses
Other operating expenses were $906,848 or 3.5% of revenue for the twelve months ended December 31, 2007, compared to $641,217 or 3.8% of revenue for the twelve-month period ended December 31, 2006. The increase of $265,631 in spending is directly related to the increase in the number of inmates served as a result of the new service contracts and reflects increased spending for employment advertising, professional liability insurance, and performance and payment bonds.

Operating Expenses
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the twelve months ended December 31, 2007 and 2006 were $4,558,838 or 17.5% of revenue and $2,274,989 or 13.6% of revenue, respectively. The increased expenditures reflect higher salaries and benefits in business development personnel, plus increased spending on travel and entertainment and information systems, as well as other professional fees. In addition, Conmed, Inc. became a public company in January 2007, resulting in increased accounting, legal, and other related administrative expenses. Stock based compensation for the twelve-month period ended December 31, 2007 and 2006 was $556,449 and $0, respectively, reflecting stock option's awards issued in 2007.

Depreciation and Amortization
Depreciation and amortization primarily reflects the amortization of intangible assets related to the Acquisition reflected in both periods. Amortization of service contracts and non-compete agreements that were acquired as part of the acquisition of Conmed, Inc. on January 26, 2007 were $1,801,000 and $251,000, respectively. Depreciation expense increased $513 and was relatively consistent with the prior year.

Interest Income
Interest income was $306,309 for the twelve months ended December 31, 2007, compared to $70,154 for the same period in 2006, reflecting an increase in cash on hand as a result of the Private Placement in January 2007.

Interest Expense
Interest expense decreased $76 due to a reduction in outstanding automobile loans in the twelve months ended December 31, 2007.

Income Tax Expense
Income tax expense for the twelve-month period ended December 31, 2007 was $162,000 from continuing operations. The company also recorded a $162,000 tax benefit for certain warrant exercises in additional paid-in-capital. As such, total tax expense shown in the financials was zero. The proforma tax expense for the twelve-month period ended December 31, 2006 was adjusted $154,000 on a proforma basis. In 2006, Conmed, Inc. was an S-corporation and as such, not subject to corporate level income taxes.

Liquidity And Capital Resources

Financing is generally provided by funds generated from our operating activities. Current working capital balances and funds used to acquire Conmed, Inc. were provided by the Private Placement.

Cash Flow for the 340-day Period from January 26, 2007 to December 31, 2007
Cash as of December 31, 2007 and January 25, 2007 was $7,136,720 and $662,305, respectively.

Cash flows from operations totaled $1,530,954, reflecting $2,719,984 in adjustments for non-cash expense and $564,991 in changes in working capital components partially offset by the net loss of $1,754,021.

Investing activities used $8,002,784. The acquisition of Conmed, Inc. used $7,794,597 and purchases of computer and office equipment used $208,187.

Financing activities provided cash of $12,946,245. Net cash proceeds from the Private Placement were $12,916,997, and a short-term loan to finance the purchase of an insurance policy added $289,368 partially offset by payments on an automobile loan and the short-term loan of $296,120. Proceeds from the exercise of 120,000 warrants totaled $36,000.

Loans
As of December 31, 2007, we had a note outstanding for a vehicle in the amount of $13,216.

Off Balance Sheet Arrangements
We are required to provide performance and payment guarantee bonds to county governments under certain contracts. As of December 31, 2007, we have two performance bonds totaling $6,864,933 and two payment bonds for $2,695,128, totaling $9,560,061. The surety issuing the bonds has recourse against our assets in the event the surety is required to honor the bonds.

Contractual Obligations
The following table presents our expected cash requirements for contractual obligations outstanding as of December 31, 2007:

	Total	Current	2 - 3 years	4 - 5 years	Thereafter
Automobile loan	$13,216	$7,798	$5,418	$--	$--
Office equipment leases	48,219	17,535	20,812	9,872	--
Automobile leases	18,450	-9,840	8,610	--	--
Office space leased & other facility leases	791,551	183,083	304,699	291,417	12,352
Total	$871,436	$218,256	$339,539	$301,289	$12,352

Effects of Inflation
We do not believe that inflation and changing prices over the past three years have had a significant impact on our revenue or results of operations.

Potential Future Service Contract Revenue
As of December 31, 2007, we have entered into 25 agreements with county governments to provide medical and healthcare services to county correctional institutions. Most of these contracts are for multiple years and include option renewal periods which are, in all cases, at the county's option. The terms of the contracts are from one to nine years. These medical service contracts have potential future service contract revenue of $124 million as of December 31, 2007, with a weighted-average term of 5.7 years, of which approximately $103 million relates to the option renewal periods.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any stockholder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Notwithstanding the foregoing, during the first quarter of 2007 and the entire year of 2006, we accrued $4,167 on a monthly basis, plus direct expenses, to Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, Chairman of the Company, for administrative services that include: accounting, investor relations, SEC reporting and other consulting services. In addition to these administrative expenses, we also reimbursed Equity Dynamics, Inc. for expenses related to the negotiation and consummation of the acquisition of Conmed, Inc. on January 2007. Such accruals related to Equity Dynamics, Inc. for the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007 and the twelve-month period ended December 31, 2006 totaled $8,353, $6,264 and $37,500, respectively. Accounts payable to Equity Dynamics, Inc. as of December 31, 2007 and December 31, 2006 were $0 and $5,796, respectively.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "CMHM.OB." From May 19, 1998 until March 14, 2007, our common stock was quoted on the OTC Bulletin Board under the symbol "PCES." From our initial public offering on April 27, 1995 through May 18, 1998, our common stock was traded on The NASDAQ Small Cap Market.

The following table sets forth the range of high and low sales prices of our common stock by quarter over the last two years. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not reflect actual transactions. Share prices are adjusted to reflect the 1-for-20 reverse stock split approved by the shareholders on March 13, 2007, as part of the Plan of Recapitalization.

Quarter ended	High	Low
6/30/06	7.20	3.00
9/30/06	8.00	3.20
12/31/06	4.40	3.60
3/31/07	6.60	3.00
6/30/07	4.00	2.01
9/30/07	4.25	2.90
12/31/07	3.50	2.75
3/31/08	2.80	1.30
6/30/08	2.25	1.59
9/30/08	2.30	1.45

In January 2007, holders of the Series A Preferred Stock of Pace, our predecessor in interest, converted 50% of the accrued but unpaid dividends on their Series A Preferred Stock into an aggregate of 130,000 shares of Pace's Common Stock as adjusted for the 1 for 20 reverse stock split.

On March 14, 2007, all existing Series A Preferred Stock of Pace was converted into 4,584,196 shares of our common stock (immediately after the 1 for 20 reverse stock split) in exchange for conversion of and waiver of remaining accrued and unpaid dividends and liquidation rights on the Series A Preferred Stock.

As of November 11, 2008, there were 72 shareholders of record of our common stock.

Dividend Policy

We have declared no cash dividends since inception with respect to the common stock, and have no plan to declare a dividend in the near future. The Board had not declared any cash dividends with respect to the preferred stock of Pace outstanding prior to the consummation of the Plan of Recapitalization. The payment by us of dividends, if any, in the future, rests within the sole discretion of our Board of Directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors.

Securities Authorized for Issuance under Equity Compensation Plans as of December 31, 2007

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	1,600,000	$2.12	-

Equity compensation plans
not approved by security holders	-	-	-

Total	1,600,000	$2.12	-

2007 Stock Option Plan

General

The 2007 Stock Option Plan (the “2007 Plan”) was approved at a special meeting of the Company’s stockholders in March 2007. The 2007 Plan currently authorizes the Company to issue up to 1,600,000 shares of Common Stock for issuance upon exercise of options, and such shares have been reserved. The 2007 Plan authorizes the Company to grant:

•	incentive stock options to purchase shares of common stock,

•	non-qualified stock options to purchase shares of common stock, and

•	shares of restricted common stock.

Description of the 2007 Stock Option Plan

The purpose of the 2007 Plan is to provide additional incentive to the directors, officers, employees and consultants of the Company who are primarily responsible for the management and growth of the Company. Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or as a non-qualified stock option (a "NQSO"). The 2007 Plan also provides for the issuance of restricted stock units to such parties. The Board of Directors believes that the ability to grant stock options to employees who qualify for ISO treatment provides an additional material incentive to certain key employees. The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives stockholder approval within one year of its adoption. The Company adopted the 2007 Plan in order to comply with this statutory requirement and preserve its ability to grant ISOs.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for the last fiscal year awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and the highest paid executive officer serving as such at the end of 2007 whose salary and bonus exceeded $100,000 for the year ended December 31, 2007 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE[1]
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Richard R. Turner, Chairman & Chief Executive Officer[2]	2007	$218,158	$50,000	--	$1,172,051	--	--	$3,990	$1,444,199
Thomas W. Fry, Chief Financial Officer [4]	2007	161,538	20,000	--	138,302	--	--	8,654	332,287
Howard M. Haft, MD VP and Chief Medical Officer[3]	2007	225,961	--	--	97,672	--	--	--	319,840

1Amounts shown represent the amount recognized for financial statement reporting purposes with respect to the 340-day period from January 26, 2007 to December 31, 2007 in accordance with SFAS 123R.

2 Dr. Turner’s option awards reflect options from the 2007 Plan awarded on January 15, 2007 to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $2.01 per share. The options expire on January 14, 2017 and are contingent upon Dr. Turner’s continued employment with the Company.

Not included in the table above is compensation for Dr. Turner, who served as a consultant for the Company prior to becoming an officer for the period from May 2006 to January 25, 2007. Dr. Turner was paid consulting fees of $10,000 and $140,227 for the years 2007 and 2006, respectively.

3 Dr Haft’s option awards reflect options from the 2007 Plan awarded on January 15, 2007 to purchase 83,334 shares of the Company’s common stock at an exercise price of $2.01 per share. The options expire on January 14, 2017 and are contingent upon Dr. Haft’s continued employment with the Company.

Not included in the table above is compensation for Dr. Haft, who served as Chief Medical Officer of Conmed, Inc. prior to its acquisition by the Company. Dr. Haft was not paid a salary for the period from January 1, 2007 to January 25, 2007. Dr. Haft was paid $263,971 for the year ended December 31, 2006 and received a bonus of $43,783.

4 Mr. Fry’s option awards reflect options from the 2007 Plan awarded on January 15, 2007 to purchase 118,000 shares of the Company’s common stock at an exercise price of $2.01 per share. The options expire on January 14, 2017 and are contingent upon Mr. Fry’s continued employment with the Company.

Not included in the table above is compensation for Mr. Fry, who served as a non-executive employee of the Company prior to becoming an officer for the period from September 2006 to January 25, 2007. Mr. Fry was paid a salary of $15,022 for the period from January 1, 2007 to January 25, 2007 and $43,629 for the year ended December 31, 2006.

Narrative disclosure to Summary Compensation Table

The Company’s Chief Executive Officer for the year ended December 31, 2006, John Pappajohn, did not receive any compensation during the year ended December 31, 2006. Other than as disclosed in the Summary Compensation Table, there were no other persons who served as executive officers of the Company during the year ended December 31, 2007 whose total annual salary and bonus for the year exceeded $100,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Richard W. Turner, Chairman & Chief Executive Officer [1]	100,000	900,000	--	$2.01	01/14/17	--	--	--	--
Howard M. Haft, MD VP and Chief Medical Officer[2]	--	83,334	--	$2.01	01/14/17	--	--	--	--
Thomas W. Fry, Chief Financial Officer [3]	--	118,000	--	$2.01	01/14/17	--	--	--	--

1 These options vest over 4 years based on the following schedule: 225,000 on January 15, 2008 and 18,750 on the 15th of each month for the following 36 months.

2 These options vest over 4 years based on the following schedule: 20,834 on January 15, 2008 and 1,736 on the 15th of each month for the following 36 months. Any rounding differences between the total number of shares awarded and the total number of shares vested will be adjusted in the final vesting month.

3 These options vest over 4 years based on the following schedule: 29,500 on January 15, 2008 and 2,458 on the 15th of each month for the following 36 months. Any rounding differences between the total number of shares awarded and the total number of shares vested will be adjusted in the final vesting month.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d) [1]	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
John Pappajohn, Chairman	$3,000	--	$14,651[2]	--	--	—[3]	$17,651
Edward Berger	3,000	--	20,447[3]	--	--	—	23,447
Terry Branstad	3,000	--	20,447[3]	--	--	—	23,447
John Colloton	1,000	--	--[3]	--	--	—	1,000

1 A fee of $1,000 is paid to each director who is not an officer or employee of the Company for attending, in person, a regularly scheduled or special meeting of the Board of Directors and $500 if the director participates in the meeting via conference call. A fee of $500.00 is paid to each outside director for attending in person a regularly scheduled or special committee meeting, (i.e. audit and compensation), if the meeting is held on a different day than the Board meeting. Additionally, a one-time grant of 40,000 non-qualified stock options to outside directors was issued on the date of their initial appointment to the Board of Directors at the closing price on the issue date, vesting over three years and contingent upon their continued service on the Board. The Company will reimburse all directors for approved board related business travel expenses along with other board-related approved business expenses according to Company policy. This fee structure is for outside directors only and does not include employees of the Company attending board or committee meetings.

2 Mr. Pappajohn received an award to purchase 40,000 shares of the Company's common stock from the Company's 2007 Plan on April 4, 2007. The option award vested 13,333 options on April 4, 2008 and 741 options will vest on the 4th of each calendar month thereafter for the following 24 months or until such time as Mr. Pappajohn is no longer a director of the Company. Any rounding differences between the total award and the total number of shares vested will be adjusted in the final vesting month.

3 Mr. Berger and Mr. Branstad were elected to the Board of Directors on March 13, 2007 whereupon each received an award to purchase 40,000 shares of the company's common stock from the 2007 Plan on March 13, 2007. The option awards vested 13,333 options on March 12, 2008 and 741 options will vest on the 12th of each calendar month thereafter for the following 24 months or until such time as they are no longer directors with the Company. Any rounding differences between the total award and the total number of shares vested will be adjusted in the final vesting month.

4 Mr. Colloton was elected to the Board of Directors on August 8, 2007 and received an award valued at $19,185 to purchase 40,000 shares of the Company's common stock from the 2007 Plan on August 8, 2007. The option award vested 13,333 options on August 7, 2008 and 741 options will vest on the 12th of each calendar month thereafter for the following 24 months or until such time as Mr. Colloton is no longer a director with the Company. Any rounding differences between the total award and the total number of shares vested will be adjusted in the final vesting month.

LEGAL MATTERS

Ellenoff, Grossman & Schole LLP has passed upon the validity of our common stock.

EXPERTS

The audited financial statements of Conmed for the years ended December 31, 2006 and December 31, 2007 included in the prospectus have been included in reliance on the report of McGladrey & Pullen, LLP., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

RECENT DEVELOPMENTS

On November 5, 2008, we acquired Maryland based Correctional Mental Health Services, LLC (“CMHS”). CMHS provides behavioral health services to 13 counties in Maryland. We paid $2.2 million in total consideration which consisted of $1.8 million in cash, approximately 81,000 shares of our stock, and assumption of certain other liabilities and expenses.

AVAILABLE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, NE, Washington, D.C., 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

You may request a copy of these filings at no cost by writing us at the following address:

Conmed Healthcare Management, Inc.
7250 Parkway Dr.
Suite 400
Hanover, Maryland 21076
Attn: Thomas Fry

You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Conmed, Incorporated

Financial Report

December 31, 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Conmed Healthcare Management, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Conmed Healthcare Management, Inc. and Subsidiary as of December 31, 2007 (successor) and 2006 (predecessor), and the related consolidated statements of operations, shareholders' equity and cash flows for the 340 day period January 26, 2007 to December 31, 2007 (successor) and for the year ended December 31, 2006 (predecessor). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conmed Healthcare Management, Inc. as of December 31, 2007 (successor) and 2006 (predecessor), and the results of their operations and their cash flows for the 340 day period January 26, 2007 to December 31, 2007 (successor) and for the year ended December 31, 2006 (predecessor). in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Conmed Healthcare Management, Inc. and Subsidiary’s internal control over financial reporting as of December 31, 2007 included in the Annual Report included in Form 10KSB and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Des Moines, Iowa
March 31, 2008

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	SUCCESSOR December 31, 2007	PREDECESSOR December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,136,720	$122,269
Accounts receivable	1,622,424	1,304,193
Prepaid expenses	214,834	226,629
Total current assets	8,973,978	1,653,091
PROPERTY AND EQUIPMENT, NET	212,815	45,861
DEFERRED TAXES	90,000	--
OTHER ASSETS
Service contracts acquired, net	2,699,000	--
Non-compete agreements, net	749,000	--
Goodwill	4,852,338	--
Deposits	58,698	2,424
	8,359,036	2,424
	$17,635,829	$1,701,376

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$837,144	$580,507
Accrued expenses	1,563,020	987,979
Deferred revenue	353,075	103,673
Notes payable, current portion	7,798	7,326
Income taxes payable	5,000	--
Total current liabilities	2,766,037	1,679,485
NOTES PAYABLE, LONG-TERM	5,418	13,236
SHAREHOLDERS' EQUITY
Preferred stock no par value; authorized 5,000,000 shares; issued and outstanding 0 shares as of December 31, 2007	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 11,943,141 shares as of December 31, 2007	1,194	300
Additional paid-in capital	35,901,874	--
Retained earnings (deficit)	(21,038,694)	8,355
Total shareholders' equity	14,864,374	8,655
	$17,635,829	$1,701,376

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1, 2007 to January 25, 2007 (unaudited)	PREDECESSOR For the Year Ended December 31, 2006

Service contract revenue	$24,568,475	$1,504,565	$16,776,724

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	12,810,048	842,575	8,377,063
Medical expenses	6,253,352	439,206	4,858,654
Other operating expenses	861,296	45,552	641,217
Total healthcare expenses	19,924,696	1,327,333	13,876,934

Gross profit	4,643,779	177,232	2,899,790

Selling and administrative expenses	4,450,939	92,264	1,808,303
Depreciation and amortization	2,090,977	1,698	40,162
Total operating expenses	6,541,916	93,962	1,848,465

Operating income (loss)	(1,898,137)	83,270	1,051,325

INTEREST INCOME (EXPENSE)
Interest income	312,964	287	9,941
Interest (expense)	(6,848)	(93)	(7,017)
Total interest income	306,116	194	2,924

Income (loss) before income taxes	(1,592,021)	83,464	1,054,249
Income tax expense	162,000	--	--
Net income (loss)	$(1,754,021)	$83,464	$1,054,249

LOSS PER COMMON SHARE
Basic and diluted	$(0.17)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	10,310,994

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC.
AND SUBSIDIARY CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Common	Common	Additional	Retained Earnings
	Stock A	Stock A	Stock B	Stock B	Stock C	Stock C	Stock	Stock	Paid-In	(Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Total
Predecessor
Balance at December 31, 2006	-	$-	-	$-	-	$-	300	$300	$-	$163,637	$163,937
Distributions to stockholders	-	-	-	-	-	-	-	-	-	(1,209,531)	(1,209,531)
Net income	-	-	-	-	-	-	-	-	-	1,054,249	1,054,249
Balance, December 31, 2007	-	-	-	-	-	-	300	300	-	8,355	8,655
Net income	-	-	-	-	-	-	-	-	-	83,464	83,464
Balance at January 25, 2007 (unaudited)	-	$-	-	$-	-	$-	300	$300	$-	$91,819	$92,119

Successor
Balance, January 26, 2007	2,875,000	$2,875,000	-	$-	-	$-	415,804	$42	$17,748,580	$(19,284,673)	$1,338,949
Sale of Series B Preferred Stock	-	-	15,000	12,916,997	-	-	-	-	-	-	12,916,997
Issuance of Series C Preferred Stock	-	-	-	-	8,000	1,608,000	-	-	-	-	1,608,000
Conversion of Series A Preferred Stock	(2,875,000)	(2,875,000)	-	-	-	-	4,584,222	458	2,874,542	-	-
Conversion of Series B Preferred Stock	-	-	(15,000)	(12,916,997)	-	-	6,000,000	600	12,916,397	-	-
Conversion of Series C Preferred Stock	-	-	-	-	(8,000)	(1,608,000)	800,000	80	1,607,920	-	-
Exercise of warrants, including tax benefit of $162,000	-	-	-	-	-	-	143,115	14	197,986	-	198,000
Stock option expense	-	-	-	-	-	-	-	-	556,449	-	556,449
Net loss	-	-	-	-	-	-	-	-	-	(1,754,021)	(1,754,021)
Balance, December 31, 2007	-	$-	-	$-	-	$-	11,943,141	$1,194	$35,901,874	$(21,038,694)	$14,864,374

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1, 2007 to January 25, 2007 (unaudited)	PREDECESSOR For the Twelve Months Ended December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,754,021)	$83,464	$1,054,249
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	39,535	1,698	40,162
Amortization	2,052,000	--	--
Stock-based compensation	556,449	--	--
Loss on disposal of property	--	--	9,734
Deferred income taxes	(90,000)	--	--
Income tax benefit for warrant exercises	162,000	--	--
Changes in working capital components
Decrease (increase) in accounts receivable	(512,785)	197,327	(756,943)
Increase in taxes receivable		--	--
Decrease (increase) in prepaid expenses	329,035	30,687	(125,656)
Increase in deposits	(56,274)	--	--
Increase (decrease) in accounts payable	(415,917)	258,562	105,223
Increase (decrease) in accrued expenses	937,375	(469,320)	550,848
Increase in income taxes payable	167,000	--	--
Increase (decrease) in deferred revenue	278,557	(29,155)	(9,325)
Net cash provided by operating activities	1,692,954	73,263	868,292

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(208,187)	--	(25,350)
Proceeds received from sale of property and equipment	--	--	53,085
Acquisition of Conmed, Inc., net of cash acquired	(7,794,597)	--	--
Net cash provided by (used in) investing activities	(8,002,784)	--	27,735

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on line of credit	--	--	550,000
Short-term borrowings	289,368	--	--
Payments on line of credit	--	--	(550,000)
Payments in loans payable	(296,120)	(594)	(51,256)
Net proceeds from Private Placement	12,916,997	--	--
Proceeds from exercise of warrants	36,000	--	--
Income tax benefit from warrant exercise	(162,000)	--	--
Distributions to shareholders	--	--	(1,209,531)
Net cash provided by (used in) financing activities	12,784,245	(594)	(1,260,787)

Net increase (decrease) in cash and cash equivalents	6,474,415	72,669	(364,760)

CASH AND CASH EQUIVALENTS
Beginning	662,305	122,269	487,029
Ending	$7,136,720	$194,938	$122,269

CONMED HEALTHCARE MANAGEMENT, INC.
AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS

	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1, 2007 to January 25, 2007 (unaudited)	PREDECESSOR For the Twelve Months Ended December 31, 2006
NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
Escrow payments on Acquisition in prior periods	$500,000	$--	$--
Acquisition expenses paid in prior periods	239,935	--	--
Private Placement expenses paid in prior periods	148,652	--	--
	$888,587	$--	$--

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest	$6,848	$93	$7,017
Income taxes paid	$85,000	$--	$--

See Notes to Consolidated Financial Statements.

CONMED HEALTHCARE MANAGEMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  Nature of Business

Nature of Business
Prior to January 26, 2007, Conmed Healthcare Management, Inc. and Subsidiary (the "Company") formerly known as Pace Health Management Systems, Inc. traded under the symbol "PCES", was classified as a public shell, had no ongoing operations, minimal operating expenses and no employees.

On January 26, 2007, the Company acquired Conmed, Inc. ("Conmed, Inc.") a provider of correctional healthcare services (the "Acquisition"). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including mental health, pharmacy and out-of-facility healthcare expenses. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland. For the fiscal year ended December 31, 2007, Conmed, Inc. had net revenues primarily from medical services provided to correctional institutions.

As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of the Company and the business of Conmed, Inc. is now our primary business. As of December 31, 2007, we were in contract with, and currently providing medical services in twenty-two counties in five states including: Kansas, Maryland, Oregon, Virginia and Washington.

On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc.

Stock Purchase Agreement
On August 2, 2006, we entered into a Stock Purchase Agreement ("Agreement") with Conmed, Inc., a Maryland corporation and all of the stockholders of Conmed, Inc., (the "Conmed, Inc. Stockholders"), pursuant to which we agreed to purchase all the issued and outstanding capital stock of Conmed, Inc. from the Conmed, Inc. Stockholders. We previously reported the execution of the Agreement in a Form 8-K filed on August 8, 2006, and its extension in a Form 8-K filed on January 17, 2007.

We paid to Conmed, Inc., a non-refundable cash deposit of $250,000 upon execution of the Agreement, which was released to the Conmed, Inc. Stockholders upon expiration of the original agreement on October 31, 2006. Thereafter, an amendment to the Agreement was executed on January 12, 2007 to extend the closing date to January 31, 2007. As a result of such extension, and upon execution of such amendment, we paid to Conmed, Inc. an additional non-refundable cash deposit of $250,000 (the "Additional Cash Deposit"), which was deducted from the $8,000,000 cash payment paid to the Conmed, Inc. Stockholders at the closing of the Acquisition.

On January 26, 2007, the Acquisition was completed and under the terms of the Agreement and Acquisition, we paid to the Conmed, Inc. Stockholders consideration consisting of: (i) $8,000,000 in cash, the Additional Cash Deposit (as defined above) and an adjustment of $30,602 representing an adjustment for shortfall in the minimum equity requirement of Conmed, Inc. and (ii) 8,000 shares of Pace's Series C Convertible Preferred Stock, which was subsequently converted into 800,000 shares of common stock effective March 14, 2007.

The amounts shown in the Consolidating Statements of Operations and Cash Flows for the twelve months ended December 31, 2006 and the 25-day period from January 1, 2007 to January 25, 2007 are all Conmed, Inc. pre-Acquisition amounts and hence are designated as PREDECESSOR amounts. The amounts for the 340-day period from January 26, 2007 to December 31, 2007 are after the Acquisition and reflect the combined activities of Conmed, Inc. and Conmed Healthcare Management, Inc. from the date of Acquisition and, as a result, these amounts are designated as SUCCESSOR amounts. The December 31, 2007 Consolidated Balance Sheet includes the consolidated amounts of Pace and Conmed, Inc. as of that date and, as a result, are designated as SUCCESSOR amounts. The comparative balance sheet amounts as of December 31, 2006 are for Conmed, Inc. pre-Acquisition and are designated as PREDECESSOR amounts.

Private Placement
On January 26, 2007, in a transaction which closed simultaneously with the Acquisition, we completed a private placement ("Private Placement") of $15,000,000 of units of Series B Convertible Preferred Stock and warrants, of which approximately $8,000,000 was paid directly to the Conmed, Inc. Stockholders as consideration for the sale of Conmed Inc's capital stock.

In connection with the Private Placement, we sold to certain "accredited investors" 150 units, each unit consisting of (i) 100 shares of its Series B Convertible Preferred Stock ("Series B Preferred Stock"), (ii) a common stock purchase warrant entitling the holder to purchase up to 10,000 shares of its Common Stock at an exercise price equal to $0.30 per share and (iii) a common stock purchase warrant entitling the holder to purchase up to 3,333 shares of its Common Stock at an exercise price equal to $2.50 per share (such units, the "Units"), in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each Unit was sold for $100,000, for an aggregate purchase price of $15,000,000. The proceeds from the sale of the Units were used to purchase all the issued and outstanding capital stock of Conmed, Inc. and to provide working capital following such purchase. The fair value of the 1,500,000 and 500,000 warrants issued using the Black-Scholes pricing model was $2,628,347 and $289,664, respectively

In connection with the sale of the Units, we retained Maxim Group LLC, a NASD member broker-dealer as our exclusive placement agent (the "Placement Agent"). The Placement Agent received the following compensation: (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) a warrant to purchase 5% of the common stock issuable upon conversion of the Units, at an exercise price equal to $2.75 per share of common stock (an aggregate of 300,000 shares). In addition, we reimbursed the Placement Agent for its accountable expenses in the amount of $50,000, as well as filing fees associated with Blue Sky filings, in the amount of $5,000. The fair value of the 300,000 warrants issued using the Black-Scholes pricing model was $154,940.

Plan of Recapitalization
On March 13, 2007, at a special shareholders meeting, our shareholders approved a Plan of Recapitalization the ("Plan") and implemented the following effective as of the close of business on March 14, 2007:

o
Reincorporate the Company into the State of Delaware pursuant to the Merger Agreement. Created a subsidiary (the "Merger Sub") under the laws of the State of Delaware and merge the Company into the Merger Sub. All of the liabilities and assets of the Company existing prior to the reincorporation were transferred, assumed and assigned to the Delaware entity. The certificate of incorporation and bylaws of the Delaware entity became our new Certificate of Incorporation and Bylaws, and reflect the Plan.

o	Change in name. Changed our name from Pace Health Management Systems, Inc. to Conmed Healthcare Management, Inc.

o
Reverse stock split. Enacted a reverse stock split on a 1 for 20 bases; thereby reducing the number of outstanding shares to 415,830 shares of Common Stock from the 8,316,074 shares of Common Stock outstanding at that time.

o	Change in authorized shares. Increased the number of authorized common shares to 40,000,000.

o
Conversion of Series A Preferred Stock. Converted the Series A Preferred Stock (and the waiver of all accrued and unpaid dividends and liquidation rights on the Series A Preferred Stock after conversion of 50% of such accrued and unpaid dividends into shares of Common Stock in connection with the transactions contemplated by the Plan of Reorganization) into 4,584,196 shares of Common Stock on a post-reverse split basis.

As a result of the approval of the Plan by our shareholders, in addition to the conversion of Series A Preferred Stock, the 15,000 shares of Series B Preferred Stock and the 8,000 shares of Series C Preferred Stock converted into 6,000,000 and 800,000 shares of common stock, respectively, following the reverse stock split. As a result of the reverse stock split and the conversion of all the outstanding preferred stock, the total number of shares of Conmed, Inc. common stock outstanding was approximately 11,800,000 and no preferred shares remained outstanding.
.
A certificate of merger and articles of merger were filed with the Secretary of State of the States of Delaware and Iowa, respectively, on March 13, 2007, and each became effective as of the close of business on March 14, 2007.

Reclassifications
Certain reclassifications have been made to the PREDECESSOR amounts to conform to current presentation of the operating statement.

NOTE 2.  Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the period. Actual results could differ from those estimates.

A summary of the Company's significant accounting policies is as follows:

Accounting Estimates and Assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our methods of revenue recognition from contracts are based primarily on estimates as are accrued expenses. Actual results could differ from those estimates.

Acquisition
The Acquisition was recorded based on FASB Statement No. 141, ("SFAS 141") Business Combinations, using the purchase method. Under purchase accounting, assets acquired should be stated on the financial statements at "fair value" (see definition in Standard of Value section below). SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet one of two criteria, (1) the contractual-legal criterion, or (2) the separability criterion. SFAS 141 also requires disclosure of the primary reasons for business combination and the allocation of the purchase price paid to the assets acquired and the liabilities assumed by major balance sheet caption.

We employed an independent valuation firm to assist management in the identification of the intangible assets acquired and in estimating the fair value of those assets. Estimates of the fair value of the identifiable intangible assets acquired in the Acquisition as of January 26, 2007, are as follows:

Asset	Fair Value
Service contracts acquired	$4,500,000
Non-compete agreements	1,000,000
Goodwill	4,852,338
Total	$10,352,338

Service Contracts Acquired
There are material costs in obtaining a customer list, especially customers with recurring revenue streams. As part of the Acquisition, we gained access to Conmed, Inc.'s customers, thereby avoiding the cost of obtaining them directly. The value of the contract list is represented by the future revenue streams from existing contracts. Therefore, the Income Approach is the most applicable fair value measurement approach to value this asset. The operating income streams of the service contracts was calculated based on net present value of estimated earnings at an interest rate of 20%. Operating income streams were estimated on a contract by contract basis and an overall cost factor was used to estimate management expenses. Total future contracted operating income totaled $6,167,000. After discounting for the time value of money using a 20% rate, the net present value of future revenues is $4,500,000. Service contracts acquired are amortized over the life of each individual contract, ranging from approximately one to four years. The service contracts will be amortized over a weighted-average period of 3.9 years.

Projected amortization of service contracts at December 31, 2007 is as follows:

2008	$1,459,000
2009	869,000
2010	277,000
2011	94,000
$2,699,000

Accumulated amortization of service contracts as of December 31, 2007 was $1,801,000. There was no accumulated amortization at December 31, 2006.

Non-Compete Agreements
Non-compete agreements were acquired as part of the Agreement with Conmed, Inc. Key considerations in estimating the value of such agreements include consideration of the potential losses resulting from such competition, the enforceability of the terms of the agreement, and the likelihood of competition in the absence of the agreement. Given the potential loss from competition and the probability of competition, $1,000,000 was identified to allocate to these agreements. Non-compete agreements are amortized over the lives of the agreements, approximately three to four years. The non-compete agreement will be amortized over a weighted-average period of 2.9 years.

Projected amortization of non-compete agreements at December 31, 2007 is as follows:

2008	$268,000
2009	269,000
2010	200,000
2011	12,000
$749,000

Accumulated amortization of non-compete agreements as of December 31, 2007 was $251,000. There was no accumulated amortization at December 31, 2006.

Amortization expense recognized on all intangibles was approximately $2,052,000, $0 and $0 for the 340-day period ending December 31, 2007, the 25-day period ending January 25, 2007 and the twelve-month period ending December 31, 2006, respectively.

Goodwill
We recorded as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. SFAS No. 142, Goodwill and Other Intangible Assets, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. Since creation of the goodwill there have been no indicators of impairment. We have elected to perform our annual analysis during the fourth quarter of each fiscal year.

Cash and Cash Equivalents
We consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2007 and December 31, 2006, cash equivalents consisted of an interest-bearing money market account and a certificate of deposit at a commercial bank.

Concentration of Credit Risk
We maintain cash in bank deposit accounts that at times may exceed federally insured limits. We have not experienced any losses in such accounts.

Fair Value of Financial Instruments
Financial instruments include cash, receivables, accounts payable, accrued expenses, deferred revenue and long-term debt. We believe the fair value of each of these instruments approximates their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and current liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which we believe would currently be available to us for similar issues of debt, taking into account our current credit risk and the other market factors.

Principles of Consolidation:
The consolidated financial statements include the accounts of the Company and our wholly owned subsidiary, Conmed, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition
Our principal source of revenue is contracts to provide medical assistance to state and local correctional facilities. Deferred revenue represents amounts that may be billed in advance of delivery under these contracts.

Most of our contracts call for a fixed monthly fee. In addition, most contracts have incremental charges based on the average daily population ("ADP") of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts are recognized ratably for fixed fees, or monthly for contracts with variable charges based on ADP. We have one contract that partially operates on cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from the date of invoice.

Certain contracts include "stop/loss" limits, which create a ceiling to our financial responsibility for an individual inmate's care or a maximum amount in the aggregate for certain categories of medical expenses, whereby we are protected from catastrophic medical losses. In circumstances where a stop/loss is reached, we are reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by us is recorded as revenue. During the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007, and the twelve-month period ended December 31, 2006, we received stop/loss reimbursements of approximately $321,000, $15,000 and $173,000, respectively, which were included in revenue.

Accounts Receivables
Receivables are carried at original invoice amount less payment received and an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Receivables are generally considered past due 30 days after invoice date. We determine the allowance for doubtful amounts by regularly evaluating individual receivables and considering a creditor's financial condition, credit history and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. As of December 31, 2007 and December 31, 2006, there was no allowance for doubtful receivables. There was no bad debt expense for the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007, and the twelve months ended December 31, 2006.

Property and Equipment
Property and equipment are recorded at cost. Depreciation is provided using the straight-line and accelerated methods of depreciation over the estimated useful lives of three to seven years. It is our policy to capitalize purchases of equipment and fixtures that benefit future periods. Repairs and maintenance costs are expensed when incurred.

Accrued Medical Claims Liability
Medical expenses include the costs associated with medical services provided by off-site medical providers; pharmacy, laboratory and radiology fees; professional and general liability insurance as well as other generally related medical expenses. The cost of medical services provided, administered or contracted for are recognized in the period in which they are provided based in part on estimates for unbilled medical services rendered through the balance sheet date. The Company estimates an accrual for unbilled medical services using available utilization data including hospitalization, one-day surgeries, physician visits and emergency room and ambulance visits and other related costs, which are estimated. Additionally, Company personnel review certain inpatient hospital stays and other high cost medical procedures and expenses in order to attempt to identify costs in excess of the historical average rates. Once identified, reserves are determined which take into consideration the specific facts available at that time.

Actual payments and future reserve requirements will differ from the Company’s current estimates. The differences could be material if significant adverse fluctuations occur in the healthcare cost structure or the Company’s future claims experience. Changes in estimates of claims resulting from such fluctuations and differences between estimates and actual claims payments are recognized in the period in which the estimates are changed or the payments are made.

Stock Compensation
Effective January 1, 2006, we adopted SFAS No. 123 Revised, Shared-Based Payments ("SFAS 123R"), using the modified prospective transition method. Prior to that date, we accounted for stock option awards under Accounting Principles Board Opinion No. 25. In accordance with SFAS 123R, compensation expense for stock-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation began on January 1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. At December 31, 2006, all stock options were either exercised or expired. We recognized stock-based compensation expense of approximately $556,000 during the year ended December 31, 2007. The exercise price of options granted under our incentive plans is equal to the fair market value of the underlying stock at the grant date. We assume no projected forfeitures on its stock-based compensation, since actual historical forfeiture rates on our stock-based incentive awards have been negligible.

Income Taxes
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Basic and Diluted Loss Per Share
We have adopted SFAS No. 128, Earnings per Share ("SFAS 128"), which requires us to present basic and diluted income (loss) per share amounts. Basic income (loss) per share is based on the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is based on the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method).

Recently Adopted Accounting Standards
We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), effective January 1, 2007. FIN 48 provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result of our evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, we recognized no adjustment for unrecognized income tax benefits during the twelve months ended December 31, 2007. Corporate tax returns for the years 2004 through 2006 remain open to examination by taxing authorities. If interest and penalties are assessed, the Company will recognize them in operating expenses.

New Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157 ("SFAS 157"), Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. The requirements of SFAS 157 are first effective for our fiscal year beginning January 1, 2008. However, in February 2008, the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, our adoption of this standard on January 1, 2008 is limited to financial assets and liabilities and any nonfinancial assets and liabilities recognized or disclosed at fair value on a recurring basis. We are currently evaluating the impact that the adoption of this statement will have on our financial position, results of operation and cash flows.

In February 2007, the FASB issued SFAS No. 159 ("SFAS 159"), The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of SFAS No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. Certain specified items are eligible for the irrevocable fair value measurement option as established by SFAS 159. SFAS 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. We are currently evaluating the impact that the adoption of this Statement will have on our financial position, results of operation and cash flows.

In December 2007, the FASB issued SFAS No. 141(Revised) ("SFAS 141R"), Business Combinations. SFAS 141R replaces the original SFAS. This statement applies to all transactions in which an entity obtains control of one or more businesses. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values, with limited exceptions, as of the acquisition date. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The Statement generally requires that acquisition costs be expensed. This Statement is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of this Statement will have a material impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160 ("SFAS 160"), Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) be clearly identified, labeled and presented in the consolidated statement of financial condition separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. The Statement is effective beginning January 1, 2009. We do not expect the adoption of this Statement will have a material impact on our financial position or results of operations.

Presentation of share and Per Share Information
All common stock shares and per share information has been adjusted to reflect the 1 for 20 reverse stock split effective on March 14, 2007.

NOTE 3.  Business Combination

The Acquisition of Conmed, Inc. that occurred on January 26, 2007, was recorded using purchase accounting in accordance with SFAS 141. The cost of Conmed, Inc. to our consolidated assets and liabilities is based on their fair value as of that date. The fair value of Conmed, Inc.'s intangible assets was determined by valuations performed by an independent appraiser. The purchase price exceeded the fair value of Conmed, Inc.'s net assets acquired with the excess amount recorded as goodwill.

The purchase price, including related acquisition costs, totaled $10,337,471. This purchase was financed with funds obtained in the Private Placement discussed in Note 4.

The following table details the net assets of Conmed, Inc., acquired:
Conmed, Inc. net assets acquired
CURRENT ASSETS
Cash and cash equivalents	$194,938
Accounts receivable	1,106,866
Prepaid expenses	195,943
Total current assets	1,497,747
PROPERTY AND EQUIPMENT, NET	44,163
OTHER ASSETS
Service contracts acquired	4,500,000
Non-compete agreements acquired	1,000,000
Deposits	2,424
Total other assets	5,502,424
Total assets	7,044,334
CURRENT LIABILITIES
Accounts payable	839,070
Accrued expenses	625,645
Deferred revenue	74,518
Notes payable, current portion	7,362
Total current liabilities	1,546,595
NOTES PAYABLE, LONG-TERM	12,606
Total liabilities	1,559,201
Conmed, Inc. net assets acquired	5,485,133

Goodwill	$4,852,338

The following table details the purchase price of Conmed, Inc:

Conmed, Inc. purchase price
Cash purchase price	$8,000,000
Equity adjustment at closing	30,602
Escrow deposit forfeited	250,000
§338 tax election	110,000
Deal expenses	338,869
Less: Conmed, Inc. cash acquired	(194,938)
Net, cash purchase price	8,534,533
Addback: Conmed, Inc. cash acquired	194,938
Common stock issued to Conmed, Inc.'s shareholders	1,608,000
Total purchase price	$10,337,471

The goodwill amount includes the original escrow deposit of $250,000, which was forfeited when the Acquisition did not close by October 31, 2006, an estimated $338,869 in third party acquisition costs, and 800,000 shares of common stock valued at $1,608,000 at the time of the closing of the Acquisition. An equity adjustment of $30,602 at the time of closing resulting from the minimum contractual equity requirement of $400,000 at the time of closing. The purchase price was adjusted during the fourth quarter of 2007 to reflect additional costs of approximately $560,000 associated with the Acquisition.

The former shareholders of Conmed, Inc. filed an IRS Section 338 (h) (10) ("§338") election to treat the sale as an asset purchase for income tax purposes. This election created additional tax basis in the goodwill and intangible assets. Substantially all of the goodwill and intangible assets listed above will be deductible for income tax purposes in future periods.

The following selected pro forma information from the statements of operations is prepared assuming we had acquired Conmed, Inc. at the beginning of the years presented:

	2007	2006
Revenue	$26,073,040	$16,776,724
Net (loss)	(1,822,193)	(1,727,207)
Basic and diluted earnings (loss) per share	$(0.18)	$(0.17)

The pro forma net loss reflects adjustments made for depreciation and amortization and income taxes as discussed in Managements Discussion and Analysis. The pro forma basic and diluted net loss per share have been calculated assuming the common shares issued in connection with the acquisition of Conmed, Inc. were issued at the beginning of 2006.

NOTE 4.  Private Placement

The following table details the net cash received from the Private Placement after the payment of fees and related expenses.

Acquisition financed by:
Cash received from sale of preferred stock	$15,000,000
Stock issuance costs	(2,237,943)
Net proceeds from sales of preferred stock	12,762,057
Add-back non-cash banker warrant expense	154,940
Net cash received from sale of securities	$12,916,997

NOTE 5.  Common Stock Warrants and Options

Common Stock Warrants

Existing Warrants @ $0.30 per share
On October 24, 2005, Pace issued 37,500 warrants to purchase common stock, as adjusted for the 1 for 20 reverse stock split. Of these warrants, 30,000 were issued to John Pappajohn, Pace's sole director and acting chairman, and the remaining 7,500 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $10.00, which exceeded the market price of Pace's common stock at the time of issuance. The value of the warrants was separately estimated at $0.20 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five-year warrant. As part of the Private Placement, Mr. Pappajohn relinquished the 30,000 warrants that were issued to him, and the remaining 7,500 warrants issued to his designees were adjusted to 250,000 warrants (post-Plan of Recapitalization) to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010.

During the 340-day period ended December 31, 2007, 25,000 warrants were exercised using the cashless exercise function and as a result, 23,115 shares of common stock were issued. As of December 31, 2007, 225,000 warrants remain outstanding.

Investor Warrants @ $0.30 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 25% of such investor's subscription amount, divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $0.30. As a result, we issued to investors warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable at $0.30 per share, expiring March 13, 2012.

During the 340-day period ended December 31, 2007, 120,000 warrants were exercised generating net proceeds of $36,000. As of December 31, 2007, 1,380,000 warrants remain outstanding.

Investor Warrants @ $2.50 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 8.3% of such investor's subscription amount, divided by the conversion price of the Series B Preferred Stock, with an exercise price equal to $2.50 per share. As a result, we issued to investors warrants to purchase an aggregate of 500,000 shares of common stock, exercisable at $2.50 per share, expiring March 13, 2012.

As of December 31, 2007, no warrants have been exercised and 500,000 warrants remain outstanding.

Placement Agent Warrants @ $2.75 per share
In connection with the Private Placement, we issued to the Maxim Group LLC, a warrant to purchase 300,000 shares of common stock, or 5% of the common stock issuable upon conversion of the Series B Preferred Stock, at an exercise price equal to $2.75 per share and expiring January 26, 2012.

As of December 31, 2007, no warrants have been exercised and 300,000 warrants remain outstanding.

Summary
As of December 31, 2007, we have outstanding warrants to purchase an aggregate of 2,405,000 shares of common stock at an average exercise price of $1.06 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof. During the 340-day period ended December 31, 2007, 145,000 warrants were exercised resulting in the issuance of 143,115 common shares of stock and generating net proceeds of $36,000.

Common Stock Options
The Board of Directors has adopted, and our stockholders have approved, the 2007 Stock Option Plan (the "2007 Plan"). The 2007 Plan provides for the grant of 1,600,000 (post-Plan of Recapitalization) incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors, which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable. The options generally vest over three to five years and expire no later than ten years from the date of grant.

The table below reflects option activity for the period indicated:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2006	--	--	--	--
Granted	1,737,000	$2.15
Forfeited	(138,333)	2.01
Exercised	--	--
Outstanding, December 31, 2007	1,598,667	$2.16	9.1	$1,228,554

Exercisable at December 31, 2007	100,000	$2.01	9.1	$89,000

Remaining shares available for grant	1,333

During the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007, and the twelve-month period ended December 31, 2006, we recorded stock-based compensation expense net of reversals for forfeited options totaling $556,449, $0 and $0, respectively.

As of December 31, 2007, stock-based compensation expense not yet recognized in income totaled $1,457,328, which is expected to be recognized over a weighted-average remaining period of 3.0 years. The total grant date fair value of stock options vested during the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007, and the twelve-month period ended December 31, 2006 was $117,205, $0, and $0, respectively.

Management intends to issue new shares of Common Stock upon the exercise of options.

During the twelve months ended December 31, 2007, the Board of Directors authorized a stock option grant to purchase 65,000 shares of common stock at an average exercise price of $3.09 per share. This grant was in excess of the total shares available under the 2007 Plan. An increase in the number of shares available to grant has not been approved by the shareholders. We have determined under SFAS 123R that the grant date has not yet occurred for these options. Therefore, no compensation expense has been recognized and these options are not reflected in any of the option tables as outstanding.

For purposes of estimating the fair value of each option on the date of grant, we utilize the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

Equity instruments issued to non-employees in exchange for goods, fees and services are accounted for under the fair value-based method of SFAS 123.

The following table presents the weighted-average assumptions, used to estimate the fair values of the stock options granted to employees, using the Black-Scholes option pricing formula: the risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life is based on our estimate of option exercises since we don’t have historical data. Expected volatility is based on the average reported volatility of the vesting period of a representative sample of six comparable companies in healthcare services niches with market capitalizations between $45 million and $1.5 billion.

The fair value of our stock-based awards was estimated assuming no expected dividends and the following weighted-average assumptions for the 340-day period ended December 31, 2007:

Expected life (years)	6.0
Expected volatility	57.15%
Risk-free interest rate	4.7%
Expected dividend yield	0.0%
Weighted-average fair value of options granted during the period	$1.25

The following table summarizes additional information about stock options outstanding and exercisable as of December 31, 2007:

Options Outstanding				Options Exercisable
Exercise Price	Options Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Shares Exercisable	Weighted-Average Exercise Price
$2.01	1,364,667	9.08	$2.01	100,000	$2.01
$2.55	40,000	9.26	$2.55	--	$0
$2.95	82,500	9.48	$2.95	--	$0
$3.10	14,500	9.61	$3.10	--	$0
$3.30	97,000	9.20	$3.30	--	$0

	1,598,667	9.11	$2.16	100,000	$2.01

NOTE 6.  Property and Equipment

A summary of property and equipment is as follows:

	SUCCESSOR December 31, 2007	PREDECESSOR December 31, 2006
Furniture	$19,548	$13,900
Equipment	30,693	21,475
Computers	141,178	42,152
Vehicles	36,802	36,087
Construction in progress	93,022	--
Total	321,243	113,614
Accumulated depreciation and amortization	(108,428)	(67,753)
Property and equipment, net	$212,815	$45,861

NOTE 7.  Notes Payable

The Company has a note payable for $13,216 and $20,562 at December 31, 2007 and December, 31, 2006, respectively. The note requires monthly payments of $695 including interest at 5.9%. The note is collateralized by a vehicle.

NOTE 8.  Accrued Expenses

A summary of accrued expenses is as follows:

	SUCCESSOR December 31, 2007	PREDECESSOR December 31, 2006
Accrued salaries and employee benefits	$1,005,852	$806,435
Accrued medical claims liability	542,975	181,544
Other	14,193	--
Total accrued expenses	$1,563,020	$987,979

NOTE 9.  Earnings Per Share

The following table sets forth the computation of basic and diluted (loss) per-share:

	Numerator	Denominator	Per-Share Amount Net (loss)
340 days ended December 31, 2007
Net (loss)	$(1,592,021)	10,310,994	$(0.15)

Earnings (loss) per share and weighted shares outstanding were not calculated for the 25-day period ended January 25, 2007 and the twelve-month period ended December 31, 2006 since these periods reflect activity of the PREDECESSOR and are not applicable to this presentation.

Common stock warrants and options outstanding totaling 4,003,667 shares are not included in diluted earnings per common share as they would have an antidilutive effect upon earnings per common share.

NOTE 10.  401(k) Plan

We offer a 401(k) plan for the benefit of substantially all of our employees. The contributions to the plan include employee voluntary salary reductions, which can be no greater than the maximum deduction allowable for federal income tax reporting purposes. We offer a safe harbor matching contribution of each participant's contribution up to 4% of eligible compensation. We also can provide a profit sharing contribution at our discretion. Expenses related to this plan totaled approximately $100,000, $6,000 and $81,000 for the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007 and the year ended December 31, 2006, respectively.

NOTE 11.  Operating Leases

We lease office space and various equipment under certain noncancelable operating leases, which expire at various dates through 2013.

Future minimum annual lease payments at December 31, 2007 are as follows:

Twelve months ending December 31:
2008	$210,458
2009	184,902
2010	149,219
2011	152,170
2012	149,119
Thereafter	12,352
Total	$858,220

Rental expense under operating leases was $44,342, $2,676 and $39,063 for the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007 and the twelve-month period ended December 31, 2006, respectively.

NOTE 12.  Major Customers and Commitments

During the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007 and the twelve months ended December 31, 2006, we had approximate sales with major customers and related approximate receivables as follows:

	SUCCESSOR For the Period January 26, 2007 to December 31, 2007		PREDECESSOR For the Period January 1, 2007 to January 25, 2007		PREDECESSOR For the Twelve Months Ended December 31, 2006
	Revenue	Accounts Receivable	Revenue	Accounts Receivable	Revenue	Accounts Receivable
Company A	$5,386,000	$55,000	$374,000	$26,000	$1,680,000	$10,000
Company B	3,244,000	286,000	240,000	--	3,453,000	293,000
Company C	1,866,000	178,000	135,000	173,000	1,882,000	334,000
Company D	1,862,000	230,000	103,000	127,000	509,000	127,000
Company E	1,442,000	--	101,000	--	1,474,000	--

In connection with our normal contract activities, we are required to acquire performance and payment bonds for certain service contracts. The surety issuing the bonds has recourse against certain assets in the event the surety is required to honor the bonds. The lengths of our bond contracts vary. Most contracts are one year or less, but periodically contracts are obtained which exceed one year. At December 31, 2007, the Company had $9,560,061 in outstanding bonds.

NOTE 13.  Income Tax Matters

Approximate deferred taxes consist of the following components:

As of December 31, 2007
Deferred tax asset
Net operating loss carryforwards	$6,498,000
Research and development credit carryforwards	391,000
Intangible assets	640,000
Other timing differences	143,000
7,672,000
Less: valuation allowance	7,466,000
Net deferred tax asset	206,000

Deferred tax liability
Goodwill	(116,000)

Deferred tax asset	$90,000

We have recorded a valuation allowance of $7,466,000 and $6,982,000 against deferred tax assets at December 31, 2007 and December 31, 2006, respectively, to reduce the total to an amount that management believes will more likely than not be realized. Management applied a valuation allowance against certain deferred tax assets because of a limited history of taxable income, the long-term nature of the deferred tax asset and certain limitations regarding the utilization of the net operating loss carryforwards. We recognized $90,000 of deferred tax assets for the amount we estimate will be realized in the short term. The net operating loss carryforwards will expire in years 2008 through 2026. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

The Company’s ability to utilize its net operating loss carryforwards is currently limited due to Section 382 limitations on change of control. As a result, the maximum benefit the company could realize under current federal tax regulations is approximately $342,000 over the years 2008 to 2026.. Similarly, the research and development credit carry forward is also limited due to change of control limitations and the maximum benefit is $162,000 for years 2008 to 2018.

The acquisition of Conmed, Inc. in January 2007 is being treated as an asset acquisition for federal income tax purposes under Section 338(h)(10), which allows the Company to capitalize and amortize for federal income tax purposes over a 15-year period.

The provision for income taxes differs from the approximate amount of income tax benefit determined by applying the U.S. Federal income tax rate to pre-tax loss, due to the following:

For 340-Day Period Ended December 31, 2007
Computed federal income tax benefit	$(541,000)
Other, including state income tax benefit	(118,000)
Permanent difference related to stock options	194,000
Expiration of net operating losses	143,000
Change in valuation allowance	484,000
Current income tax expense as shown in the statement of operations	162,000
Tax benefit of warrant exercises separated in additional paid in capital	(162,000)
Total tax expense shown in financial statements	$--

At December 31, 2007, we had approximately $16,662,000 of net operating loss carryforwards subject to Internal Revenue Service ("IRS") change of control limitations to offset future federal taxable income.

No amounts have been presented for 2006 as the Predecessor was an S-corporation and as such, not subject to corporate level income taxes.

NOTE 14.  RELATED PARTY TRANSACTIONS

During the first quarter of 2007 and the entire year of 2006, we accrued $4,167 on a monthly basis, plus direct expenses, to Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, Chairman of the Company, for administrative services that include: accounting, investor relations, SEC reporting and other consulting services. In addition to these administrative expenses, we also reimbursed Equity Dynamics, Inc. for expenses related to the negotiation and consummation of the Acquisition and Plan of Recapitalization. Such accruals related to Equity Dynamics, Inc. for the 340-day period ended December 31, 2007, the 25-day period ended January 25, 2007 and the twelve-month period ended December 31, 2006 and totaled $8,353, $6,264 and $37,500, respectively. Accounts payable to Equity Dynamics, Inc. as of December 31, 2007 and December 31, 2006 were $0 and $5,796, respectively.

On October 24, 2005, the Company issued 37,500 warrants to purchase common stock. Of these warrants, 30,000 were issued to John Pappajohn and the remaining 7,500 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $10.00, which exceeded the market price of the Company's common stock at the time of issuance. The value of the warrants was separately estimated at $0.20 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five-year warrant. As part of the Private Placement, Mr. Pappajohn relinquished the 30,000 warrants that were issued to him, and the remaining 7,500 warrants issued to his designees were adjusted to 250,000 warrants (post-Plan of Recapitalization) to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010. (These figures are adjusted to reflect the 1 for 20 reverse stock split effective as of March 14, 2007).

NOTE 15.  SUBSEQUENT EVENT

On February 29, 2008 we acquired nine healthcare contracts with six counties in Oregon from Emergency Medicine Documentation Consultants, P.C. for cash and stock totaling $490,000. We issued 40,000 warrants expiring on February 28, 2013, at an exercise price of $1.85 to two employees of a holding company controlled by one of the Company’s directors who assisted us with the acquisition.

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	SUCCESSOR September 30, 2008 (unaudited)	SUCCESSOR December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,229,776	$7,136,720
Accounts receivable	2,709,170	1,622,424
Prepaid expenses	492,414	214,834
Total current assets	11,431,360	8,973,978
PROPERTY AND EQUIPMENT, NET	495,606	212,815
DEFERRED TAXES	390,000	90,000
OTHER ASSETS
Service contracts acquired, net	1,716,000	2,699,000
Non-compete agreements, net	633,000	749,000
Goodwill	5,068,478	4,852,338
Deposits	38,699	58,698
Total other assets	7,456,177	8,359,036
	$19,773,143	$17,635,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$886,868	$837,144
Accrued expenses	3,817,573	1,563,020
Taxes payable	208,260	5,000
Deferred revenue	219,152	353,075
Notes payable, current portion	74,200	7,798
Total current liabilities	5,206,053	2,766,037
NOTES PAYABLE, LONG-TERM	17,327	5,418
SHAREHOLDERS’ EQUITY
Preferred stock no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of September 30, 2008	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,024,222 shares as of September 30, 2008	1,202	1,194
Additional paid-in capital	36,525,100	35,901,874
Retained (deficit)	(21,976,539)	(21,038,694)
Total shareholders' equity	14,549,763	14,864,374
	$19,773,143	$17,635,829

See Notes to unaudited Financial Statements

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	SUCCESSOR For the Nine Months Ended September 30, 2008	SUCCESSOR For the Period January 26, 2007 to September 30, 2007	PREDECESSOR For the Period January 1, 2007 to January 25 2007	SUCCESSOR For the Three Months Ended September 30, 2008	SUCCESSOR For the Three Months Ended September 30, 2007

Service contract revenue	$28,362,281	$16,980,432	$1,504,565	$11,531,168	$6,964,838

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	14,695,467	8,640,886	842,575	5,975,707	3,645,035
Medical expenses	7,702,791	4,530,430	439,206	3,042,867	1,850,211
Other operating expenses	933,932	651,230	45,552	446,228	239,545
Total healthcare expenses	23,332,190	13,822,546	1,327,333	9,464,802	5,734,791

Gross profit	5,030,091	3,157,886	177,232	2,066,366	1,230,047

Selling and administrative expenses	4,574,429	3,150,816	92,264	1,490,008	1,105,514
Depreciation and amortization	1,533,870	1,593,046	1,698	504,295	521,394
Total operating expenses	6,108,299	4,743,862	93,962	1,994,303	1,626,908

Operating income (loss)	(1,078,208)	(1,585,976)	83,270	72,063	(396,861)

INTEREST INCOME (EXPENSE)
Interest income	145,085	228,628	287	37,934	84,685
Interest (expense)	(4,721)	(3,638)	(93)	(1,527)	(3,216)
Total interest income	140,364	224,990	194	36,407	81,469

Income (loss) before income taxes	(937,844)	(1,360,986)	83,464	108,470	(315,392)
Income tax benefit	--	--	--	--	291,000
Net income (loss)	$(937,844)	$(1,360,986)	$83,464	$108,470	$(606,392)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(0.08)	$(0.14)		0.01	(0.05)
Diluted	$(0.08)	$(0.14)		0.01	(0.05)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	12,012,681	9,705,520		12,024,222	11,937,489
Diluted	12,012,681	9,705,520		13,305,347	11,937,489

See Notes to unaudited Financial Statements

CONMED HEALTH CARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	SUCCESSOR For the Nine Months Ended September 30, 2008	SUCCESSOR For the Period January 26, 2007 to September 30, 2007	PREDECESSOR For the Period January 1, 2007 to January 25, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(937,844)	$(1,360,986)	$83,464
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	72,870	27,046	1,698
Amortization	1,461,000	1,566,000	--
Stock-based compensation	423,221	423,370	--
Loss on disposal of property	2,257	--	--
Deferred income taxes	(300,000)	--	--
Changes in working capital components
Decrease (increase) in accounts receivable	(1,086,746)	(1,011,502)	197,327
(Increase) in taxes receivable	--	(85,000)	--
(Increase) in claims against escrow	--	(370,283)	--
Decrease (increase) in prepaid expenses	(277,580)	71,924	30,687
Decrease (increase) in deposits	19,999	(200)	--
Increase in accounts payable	49,724	97,292	258,562
Increase (decrease) in accrued expenses	2,254,553	987,664	(469,320)
Increase in income taxes payable	203,260	--	--
Increase (decrease) in deferred revenue	(133,923)	63,616	(29,155)
Net cash provided by operating activities	1,750,791	408,941	73,263

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(357,918)	(87,751)	--
Asset Purchase from EMDC, P.C.	(245,853)	--	--
Acquisition of Conmed, Inc., net of cash acquired	--	(7,675,097)	--
Net cash used in investing activities	(603,771)	(7,762,848)	--

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings	--	289,368	--
Payments on loans	(53,964)	(198,799)	(594)
Net proceeds from Private Placement	--	13,085,649	--
Proceeds from exercise of warrants	--	36,000	--
Net cash provided by (used in) financing activities	(53,964)	13,212,218	(594)

Net increase in cash and cash equivalents	1,093,056	5,858,311	72,669

CASH AND CASH EQUIVALENTS
Beginning	7,136,720	662,305	122,269
Ending	$8,229,776	$6,520,616	$194,938

NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
Escrow payments on Acquisition in prior periods	$--	$500,000	$--
EMDC Asset Purchase, common stock 81,081 shares	150,000	--	--
EMDC Asset Purchase, promissory note payable	132,275	--	--
EMDC Asset Purchase, warrants 80,000 shares	50,013	--	--
Acquisition expenses paid in prior periods	--	239,935	--
Private Placement expenses paid in prior periods	--	148,652	--
	$332,288	$888,587	$--

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest	$4,721	$3,638	$93
Income taxes paid	96,740	85,000	--

See Notes to unaudited Financial Statements

CONMED HEALTHCARE MANAGEMENT, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   Nature of Business

Nature of Business
Prior to January 26, 2007, Conmed Healthcare Management, Inc. (together with its consolidated subsidiaries, “we”, “us”, “our” or the Company, unless otherwise specified or the context otherwise requires) formerly known as Pace Health Management Systems, Inc. traded under the symbol "PCES", was classified as a public shell, had no ongoing operations, minimal operating expenses and no employees.

On January 26, 2007, the Company acquired Conmed, Inc. ("Conmed, Inc.") a provider of correctional healthcare services (the "Acquisition"). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including mental health, pharmacy and out-of-facility healthcare expenses. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland.

As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of the Company and the business of Conmed, Inc. is now our primary business. On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc. As of September 30, 2008, we were in contract with, and currently providing medical services in thirty-two counties in six states including: Arizona, Kansas, Maryland, Oregon, Virginia and Washington.

The amounts shown in the Consolidated Statements of Operations and Cash Flows for the 25-day period from January 1, 2007 to January 25, 2007 are all Conmed, Inc. pre-Acquisition amounts and hence are designated as PREDECESSOR amounts. The amounts for the 248-day period from January 26, 2007 to September 30, 2007 are after the Acquisition and reflect the combined activities of Conmed, Inc. and Conmed Healthcare Management, Inc. from the date of Acquisition and, as a result, these amounts are designated as SUCCESSOR amounts. The Consolidated Balance Sheet includes the consolidated amounts of Conmed Healthcare Management, Inc., Conmed, Inc. and Conmed Oregon, Inc. as of September 30, 2008 and December 31, 2007 and, as a result, are designated as SUCCESSOR amounts.

Reclassifications
Certain reclassifications have been made to the PREDECESSOR amounts to conform to current presentation of the financial statements.

  NOTE 2.   Significant Accounting Policies

The accompanying unaudited consolidated financial statements contained herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting requirements of Form 10-Q and Item 310(b) of Regulation S-B. Accordingly, the financial information and disclosures normally included in the financial statements prepared annually in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America have been condensed or omitted. Readers of this report should, therefore, refer to the consolidated financial statements and notes included in our Annual Report of Form 10-KSB for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008.

In the opinion of management, all adjustments (consisting of normal and recurring adjustments) which are considered necessary to fairly present our financial position and our results of operations as of and for these periods have been made.

Our interim results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results of operations to be expected for a full year.

A summary of the Company's significant accounting policies is as follows:

Accounting Estimates and Assumption s
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our methods of revenue recognition from contracts are based primarily on estimates as are accrued expenses. Actual results could differ from those estimates.

Acquisition
The acquisition of Conmed, Inc. was recorded based on Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations ("SFAS 141"), using the purchase method. Under purchase accounting, assets acquired should be stated on the financial statements at "fair value" (see definition in Standard of Value section below). SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet one of two criteria, (1) the contractual-legal criterion, or (2) the separability criterion. SFAS 141 also requires disclosure of the primary reasons for business combination and the allocation of the purchase price paid to the assets acquired and the liabilities assumed by major balance sheet caption.

We employed an independent valuation firm to assist management in the identification of the intangible assets acquired and in estimating the fair value of those assets. Estimates of the fair value of the identifiable intangible assets acquired in the Acquisition as of January 26, 2007, are as follows:

Asset	Fair Value
Service contracts acquired	$4,500,000
Non-compete agreements	1,000,000
Goodwill	4,852,338
Total	$10,352,338

Asset Purchase
On February 29, 2008, the Company completed the purchase of all of the assets of EMDC, P.C. (the “Asset Purchase”). The Asset Purchase was recorded based on SFAS 141 using the purchase method as further described above. Estimates of the fair value of the identifiable intangible assets acquired in the Asset Purchase as of February 29, 2008, are as follows:

Asset	Fair Value
Service contracts acquired	$242,000
Non-compete agreements	120,000
Goodwill	216,140
Total	$578,140
Net Cash Paid
Purchase Price	$578,140
Stock Issued	(150,000)
Note Issued	(132,275)
Warrants Issued	(50,012)
Total	$245,853

The Company has an adjustable note payable in connection with the Asset Purchase in the principal amount of $140,000. The note requires monthly payments of $5,833 including interest at 0%, as such, the note is recorded at its present value, using an imputed 6% interest rate, of $132,275. On February 1, 2009, the remaining balance owed shall be adjusted, up or down, based on the performance of the Company’s Northwest Operating Territory.

Service Contracts Acquired
There are material costs in obtaining a customer list, especially customers with recurring revenue streams. The value of service contracts acquired is represented by the future revenue streams, therefore, the income approach is the most applicable fair value measurement approach to value these assets. The operating income streams of service contracts acquired was calculated based on net present value of estimated earnings at an interest rate of 20%. Operating income streams were estimated on a contract by contract basis and an overall cost factor was used to estimate management expenses. Service contracts acquired are amortized over the life of each individual contract, ranging from approximately one to four years.

Projected amortization of service contracts for the next three years:

For the Twelve Months ended September 30,	Amortization
2009	$1,198,000
2010	375,000
2011	143,000
$1,716,000

Accumulated amortization of service contracts as of September 30, 2008 and 2007 was $3,026,000 and $1,382,000, respectively.

Service contract amortization expense recognized was approximately $1,225,000, $1,382,000 and $0 for the nine months ended September 30, 2008, the 248-day period ended September 30, 2007 and the 25-day period ended January 25, 2007, respectively and was approximately $389,000 and $441,000 for the three months ended September 30, 2008 and 2007, respectively.

Non-Compete Agreements
Non-compete agreements are generally acquired as part of our acquisition agreements. Key considerations in estimating the value of non-compete agreements include consideration of the potential losses resulting from such competition, the enforceability of the terms of the agreement, and the likelihood of competition in the absence of the agreement. Non-compete agreements are amortized over the lives of the agreements, approximately two to four years.

Projected amortization of non-compete agreements for the next three years:

For the Twelve Months ended September 30,	Amortization
2009	$329,000
2010	247,000
2011	57,000
$633,000

Accumulated amortization of non-compete agreements as of September 30, 2008 and 2007 was $487,000 and $184,000, respectively.

Non-compete amortization expense recognized was approximately $236,000, $184,000 and $0 for the nine months ended September 30, 2008, the 248-day period ended September 30, 2007 and the 25-day period ended January 25, 2007, respectively and was approximately $82,000 and $68,000 for the three months ended September 30, 2008 and 2007, respectively.

Goodwill
We recorded as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. SFAS No. 142, Goodwill and Other Intangible Assets , prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. Since creation of the goodwill there have been no indicators of impairment. We have elected to perform our annual analysis during the fourth quarter of each fiscal year.

Fair Value of Financial Instruments
Financial instruments include cash, receivables, accounts payable, accrued expenses, deferred revenue and long-term debt. We believe the fair value of each of these instruments approximates their carrying value in the balance sheet as of the balance sheet date. The fair value of current assets and current liabilities is estimated to approximate carrying value due to the short-term nature of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which we believe would currently be available to us for similar issues of debt, taking into account our current credit risk and the other market factors.

Effective January 1, 2008, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). In February 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 , which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, we have adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 had no material effect to the financials or related disclosure.

Effective January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect the fair value option under this Statement to specific assets or liabilities.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, Conmed, Inc and Conmed Oregon, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition
Our principal source of revenue is contracts to provide medical assistance to state and local correctional facilities. Deferred revenue represents amounts that may be paid in advance of delivery under these contracts.

Most of our contracts call for a fixed monthly fee. In addition, most contracts have incremental charges based on the average daily population ("ADP") of the correctional facility or a contractual fee adjustment based on the ADP. Revenues from contracts are recognized ratably for fixed fees, or monthly for contracts with variable charges based on ADP. We have one contract that partially operates on a cost plus basis. The timing of each payment varies per contract. Credit terms are not more than 30 days from the date of invoice.

Certain contracts include "stop/loss" limits, which create a ceiling to our financial responsibility for an individual inmate's care or a maximum amount in the aggregate for certain categories of medical expenses, whereby we are protected from catastrophic medical losses. In circumstances where a stop/loss is reached, we are reimbursed for any costs incurred over the predetermined stop/loss amount. Any reimbursement received by us is recorded as revenue. During the nine month period ended September 30, 2008, the 248-day period ended September 30, 2007, and the 25-day period ended January 25, 2007, we received stop/loss reimbursements of approximately $858,000, $276,000 and $15,000, respectively, which were included in revenue and during the three month period ended September 30, 2008 and 2007, we received stop/loss reimbursements of approximately $383,000 and $113,000, respectively.

Accrued Medical Claims Liability
Medical expenses include the costs associated with medical services provided by off-site medical providers; pharmacy, laboratory and radiology fees; professional and general liability insurance as well as other generally related medical expenses. The cost of medical services provided, administered or contracted for are recognized in the period in which they are provided based in part on estimates for unbilled medical services rendered through the balance sheet date. The Company estimates an accrual for unbilled medical services using available utilization data including hospitalization, one-day surgeries, physician visits and emergency room and ambulance visits and other related costs, which are estimated. Additionally, Company personnel review certain inpatient hospital stays and other high cost medical procedures and expenses in order to attempt to identify costs in excess of the historical average rates. Once identified, reserves are determined which take into consideration the specific facts available at that time.

Actual payments and future reserve requirements will differ from the Company’s current estimates. The differences could be material if significant adverse fluctuations occur in the healthcare cost structure or the Company’s future claims experience. Changes in estimates of claims resulting from such fluctuations and differences between estimates and actual claims payments are recognized in the period in which the estimates are changed or the payments are made.

Stock Compensation
Effective January 1, 2006, we adopted SFAS No. 123 Revised, Shared-Based Payments ("SFAS 123R"), using the modified prospective transition method. Prior to that date, we accounted for stock option awards under Accounting Principles Board Opinion No. 25. In accordance with SFAS 123R, compensation expense for stock-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation began on January 1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. The exercise price of options granted under our incentive plans is equal to the fair market value of the underlying stock at the grant date. We assume no projected forfeitures on stock-based compensation, since actual historical forfeiture rates on our stock-based incentive awards have been negligible.

Income Taxes
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Basic and Diluted Loss Per Share
We have adopted SFAS No. 128, Earnings per Share ("SFAS 128"), which requires us to present basic and diluted income (loss) per share amounts. Basic income (loss) per share is based on the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is based on the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method).

New Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141(Revised) ("SFAS 141R"), Business Combinations . SFAS 141R replaces the original SFAS No. 141. This statement applies to all transactions in which an entity obtains control of one or more businesses. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values, with limited exceptions, as of the acquisition date. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The Statement generally requires that acquisition costs be expensed. This Statement is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of this Statement will have a material impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements ("SFAS 160"). SFAS 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) be clearly identified, labeled and presented in the consolidated statement of financial condition separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. The Statement is effective beginning January 1, 2009. We do not expect the adoption of this Statement will have a material impact on our financial position or results of operations.

Presentation of Share and Per Share Information
All common stock shares and per share information has been adjusted to reflect the 1 for 20 reverse stock split effective on March 14, 2007.

NOTE 3 .  Common Stock Warrants and Options

Common Stock Warrants
For the nine months ended September 30, 2008, we issued warrants as follows.

Warrants @ $1.65 per share
In connection with a consulting agreement, we issued to a consultant a warrant to purchase 120,000 shares of common stock at an exercise price of $1.65 per share expiring February 24, 2013. The warrant vests over four (4) years and is contingent upon the continued service to the Company of the warrant holder. One-quarter of the warrant vests on February 24, 2009 and one thirty-sixth of the warrant will vest on the 24 th day of each calendar month thereafter for the following 36 months or until such time as the warrant holder is no longer providing service for the Company. The warrant was valued at $66,909 as of the date of grant using the fair value method which will be recorded as stock-based compensation over the vesting period.

As of September 30, 2008, the warrant holder is no longer providing service for the Company and the warrant to purchase 120,000 shares has been forfeited. Expense of $14,197 that was recorded in the first and second quarters of 2008 were reversed in the third quarter.

Warrants @ $1.85 per share
In connection with the Asset Purchase, we issued to two consultants warrants to purchase an aggregate of 80,000 shares of common stock at an exercise price of $1.85 per share. The warrants vest immediately and expire February 28, 2013. The warrants were valued at $50,013 as of the date of grant using the fair value method. This expense has been included in goodwill as acquisition costs.

As of September 30, 2008, no warrants have been exercised and the warrants remain outstanding.

Summary
During the nine months ended September 30, 2008, the 248-day period ended September 30, 2007, and the 25-day period ended January 25, 2007, we recorded stock-based compensation expense net of reversals for forfeited warrants totaling $0, $0 and $0, respectively and during the three months ended September 30, 2008 and 2007 we recorded stock-based compensation expense net of reversals for forfeited warrants totaling ($14,197) and $0, respectively.

As of September 30, 2008, we have outstanding warrants to purchase an aggregate of 2,485,000 shares of common stock at an average exercise price of $1.09 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof. During the nine months ended September 30, 2008, a warrant to purchase 120,000 shares of our common stock was issued, no warrants were exercised and a warrant to purchase 120,000 shares of our common stock was forfeited.

Common Stock Options
The Board of Directors has adopted, and our stockholders have approved, the 2007 Stock Option Plan (the "2007 Plan"). The 2007 Plan provides for the grant of up to 2,350,000 (post-Plan of Recapitalization) incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors, which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable. The options generally vest over three to four years and expire no later than ten years from the date of grant.

During the nine months ended September 30, 2008, the 248-day period ended September 30, 2007, and the 25-day period ended January 25, 2007, we recorded stock-based compensation expense net of reversals for forfeited options totaling approximately $423,000, $423,000 and $0, respectively and during the three months ended September 30, 2008 and 2007 we recorded stock-based compensation expense net of reversals for forfeited options totaling approximately $174,000 and $123,000, respectively.

During the nine months ended September 30, 2008, the Board of Directors authorized options to purchase 250,000 shares of common stock at an average exercise price of $2.34 per share. Additionally, during the nine months ended September 30, 2008, options to purchase 44,000 shares were forfeited and as of September 30, 2008, 480,333 shares remain available for grant.

NOTE 4.   Accrued Expenses

A summary of accrued expenses is as follows:

	SUCCESSOR September 30, 2008	SUCCESSOR December 31, 2007
Accrued salaries and employee benefits	$2,222,353	$1,005,852
Accrued medical claims liability	1,354,984	542,975
Other	240,236	14,193
Total accrued expenses	$3,817,573	$1,563,020

NOTE 5 .   Earnings Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per-share:

	SUCCESSOR For the Nine Months Ended September 30, 2008	SUCCESSOR For the Period January 26, 2007 to September 30, 2007	PREDECESSOR For the Period January 1, 2007 to January 25 2007	SUCCESSOR For the Three Months Ended September 30, 2008	SUCCESSOR For the Three Months Ended September 30, 2007
Numerator for basic and diluted earnings per share:
Net income (loss)	$(937,844)	$(1,360,986)	$83,464	$108,470	$(375,252)

Denominator:
Weighted-average basic shares outstanding	12,012,681	9,705,520		12,024,222	11,937,489
Assumed conversion of dilutive securities:
Stock options	--	--		67,145	--
Warrants	--	--		1,213,980	--
Potentially dilutive common shares	--	--		1,281,125	--

Denominator for diluted earnings per share - Adjusted weighted average shares	12,012,681	9,705,520		13,305,347	11,937,489

Earnings (loss) per common share:
Basic	$(0.08)	$(0.14)		0.01	(0.05)
Diluted	$(0.08)	$(0.14)		0.01	(0.05)

Common stock warrants and options outstanding totaling 4,354,667 shares are not included in diluted earnings per common share for the nine-month and 248 day periods ended September 30, 2008 and 2007, respectively and the three month period ended September 30, 2007 as they would have an antidilutive effect upon earnings per common share.

NOTE 6.   Major Customers and Commitments

Major Customers
During the nine months ended September 30, 2008, the 248-day period ended September 30, 2007 and the 25-day period ended January 25, 2007, we had approximate sales with major customers and related approximate receivables as follows:
	SUCCESSOR For the Nine Months ended September 30, 2008		SUCCESSOR For the Period January 26, 2007 to September 30, 2007		PREDECESSOR For the Period January 1, 2007 to January 25, 2007
	Revenue	Accounts Receivable	Revenue	Accounts Receivable	Revenue	Accounts Receivable
Company A	$4,574,000	$119,000	$3,865,000	$18,000	$374,000	$26,000
Company B	3,079,000	361,000	2,343,000	596,000	240,000	--
Company C	2,211,000	514,000	967,000	240,000	--	--
Company D	1,964,000	225,000	1,211,000	217,000	103,000	127,000
Company E	1,880,000	258,000	--	--	--	--
Company F	1,837,000	207,000	--	--
Company G	1,752,000	192,000	1,343,000	167,000	135,000	173,000

Commitments
In connection with our normal contract activities, we are required to acquire performance and payment bonds for certain service contracts. The surety issuing the bonds has recourse against certain assets in the event the surety is required to honor the bonds. The lengths of our bond contracts vary. Most contracts are one year or less, but periodically contracts are obtained which exceed one year. At September 30, 2008, the Company had $10,630,606 in outstanding bonds.

NOTE 7.   Income Tax Matters

Management applied a valuation allowance against certain deferred tax assets because of a limited history of taxable income, the long-term nature of the deferred tax asset and certain limitations regarding the utilization of the net operating loss carryforwards. We have recorded a current tax payable for the amount of tax that is expected to be paid for the current year and we have recognized a deferred tax asset limited to tax paid or expected to be paid. As a result, we have an effective tax rate of zero and there is no tax expense shown in the financial statements for the nine months ended September 30, 2008.

NOTE 8.   Subsequent Event

On November 5, 2008, the Company acquired Maryland based Correctional Mental Health Services, LLC (“CMHS”). CMHS provides behavioral health services to 13 counties in Maryland. The Company paid $2.2 million in total consideration which consisted of $1.8 million in cash, approximately 81,000 shares of the Company’s stock, and assumption of certain other liabilities and expenses.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CONMED HEALTHCARE MANAGEMENT, INC.

8,300,000
shares of
common stock

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PROSPECTUS

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January 7, 2009